QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.2

ADVANSTAR COMMUNICATIONS INC.

Second Priority Senior Secured Floating Rate Notes Due 2008

10 3/4% Second Priority Senior Secured Notes Due 2010

INDENTURE
Dated as of August 18, 2003

WELLS FARGO BANK MINNESOTA, N.A. as

TRUSTEE

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.05
	(b)	14.03
	(c)	14.03
313	(a)	7.06
	(b)(1)	11.05
	(b)(2)	7.06; 7.07
	(c)	7.06; 14.02
	(d)	7.06
314	(a)	4.03; 4.04
	(b)	11.05
	(c)(1)	14.04
	(c)(2)	14.04
	(c)(3)	N.A.
	(d)	11.05
	(e)	14.05
	(f)	N.A.
315	(a)	7.01
	(b)	7.05; 14.02
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a)(last sentence)	2.09
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
	(c)	2.12; 9.02
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
318	(a)	14.01
	(b)	N.A.
	(c)	14.01

i

	ARTICLE 12. NOTE GUARANTEES
Section 12.01.	Guarantee	69
Section 12.02.	Limitation on Guarantor Liability	70
Section 12.03.	Execution and Delivery of Note Guarantee	70
Section 12.04.	Guarantors May Consolidate, etc., on Certain Terms	70
Section 12.05.	Releases Following Sale of Assets	71
	ARTICLE 13. SATISFACTION AND DISCHARGE
Section 13.01.	Satisfaction and Discharge	71
Section 13.02.	Application of Trust Money	71
	ARTICLE 14. MISCELLANEOUS
Section 14.01.	Trust Indenture Act Controls	72
Section 14.02.	Notices	72
Section 14.03.	Communication by Holders of Notes with Other Holders of Notes	73
Section 14.04.	Certificate and Opinion as to Conditions Precedent	73
Section 14.05.	Statements Required in Certificate or Opinion	73
Section 14.06.	Rules by Trustee and Agents	73
Section 14.07.	No Personal Liability of Directors, Officers, Employees and Stockholders	73
Section 14.08.	Governing Law	74
Section 14.09.	No Adverse Interpretation of Other Agreements	74
Section 14.10.	Successors	74
Section 14.11.	Severability	74
Section 14.12.	Counterpart Originals	74
Section 14.13.	Table of Contents, Headings, Etc	74
EXHIBITS
Exhibit A:	FORM OF NOTE
Exhibit B:	FORM OF CERTIFICATE OF TRANSFER
Exhibit C:	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D:	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTE GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

        INDENTURE dated as of August 18, 2003, by and among Advanstar Communications Inc., a New York corporation (the "Company"), the Guarantors (as defined herein), and Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee").

        The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Second Priority Senior Secured Floating Rate Notes due 2008 (the "Floating Rate Notes") and the 10.75% Second Priority Senior Secured Notes due 2010 (the "Fixed Rate Notes" and, together with the Floating Rate Notes (each of which constitutes a separate series hereunder), the "Notes").

ARTICLE 1.
DEFINITIONS AND INCORPORATION BY REFERENCE

        Section 1.01. Definitions.

        "Acquired Indebtedness" means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering an asset acquired by such specified Person at the time such asset is acquired by such specified Person.

        "Additional Notes" means the Floating Rate Notes and/or the Fixed Rate Notes, as applicable, (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as either the Floating Rate Notes or the Fixed Rate Notes, as applicable, and having the same terms in all respects as the Notes of the applicable series, or similar in all respects to the Notes of such series, except for the payment of interest on the notes (1) scheduled and paid prior to the date of issuance of those Additional Notes or (2) payable on the first Interest Payment Date following that date of issuance.

        "Advanstar IH, Inc." means Advanstar IH, Inc., a Delaware corporation, and its successors.

        "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Agent" means any Registrar, Paying Agent or co-registrar.

        "Applicable Eurodollar Rate" means, for each quarterly period from and including each interest payment date to but excluding the next interest payment date during which any Floating Rate Note is outstanding subsequent to the initial quarterly period, 750 basis points over the rate determined by the Company (notice of such rate to be sent to the Trustee by the Company on the date of determination thereof) equal to the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such quarterly period; provided that, if no such British Bankers' Association LIBOR rate is available to the Company, the Applicable Eurodollar Rate for the relevant quarterly period shall instead be the rate at which Credit Suisse First Boston LLC or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two business days prior to the first day of such quarterly period, in amounts equal to $1.0 million. Notwithstanding the foregoing, the Applicable Eurodollar Rate for the initial quarterly period beginning on the Date of Issuance to but excluding the first quarterly interest payment date shall be 8.64%.

        "Applicable Premium" means, with respect to a Fixed Rate Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at February 15, 2008 (such redemption price being described under "Optional Redemption") plus (2) all required interest payments due on such note through February 15, 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

        "Applicable Procedures" means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

        "Asset Sale" means (a) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any Equity Interests, properties, assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of Section 4.14 and/or 5.01 hereof and not by the provisions of Section 4.10 hereof, and (b) the issuance, sale or transfer by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions, (i) that have a fair market value in excess of $2.0 million; or (ii) for net proceeds in excess of $2.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (a) dispositions in the ordinary course of business; (b) a disposition of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Restricted Subsidiary; (c) a disposition of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary; (d) the sale and leaseback of any assets within 90 days of the acquisition thereof; (e) foreclosures on assets; (f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business; (g) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and (h) a Permitted Investment or a Restricted Payment that is permitted by Section 4.07 hereof.

        "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

        "Board of Directors" means the Board of Directors of the Company, or any authorized committee of the Board of Directors.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by such Person which have a useful life of more than one year so long as (a) the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP, (b) the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business and (c) such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means (i) Government Securities, (ii) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the Credit Agreement, (iii) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to Standard & Poor's Rating's Group ("S&P") or "P-2" (or higher) according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) any bankers acceptances or money market deposit accounts issued by an Eligible Institution, (v) short-term tax-exempt securities rated not lower than MIG-1/1+ by either Moody's or S&P with provisions for liquidity or maturity accommodations of 183 days or less, (vi) repurchase agreements which (x) are entered into with any entity referred to in clauses (ii), (iii) or (iv) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or Baa1 or better by Moody's and maturing not more than one year after such time, (y) are secured by a fully perfected security interest in securities of the type referred to in clause (i) above and (z) have a market value at the time of such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into, (vii) any fund investing exclusively in investments of the types described in clauses (i) through (v) above, and (viii) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (i) through (vii) above (including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary).

        "Change of Control" means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties; (b) the adoption of a plan for the liquidation or dissolution of the Company; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 35% or more of the voting power of the outstanding voting Equity Interests of the Company; or (d) the first day on which a majority of the members of the Board of Directors are not Continuing Members.

        "Clearstream" means Clearstream Banking SA, a limited liability company (la société anonyme), organized under Luxembourg law.

        "Collateral" refers to all property or assets of the Company or any Guarantor, real or personal, tangible or intangible, constituting collateral subject to Liens securing the Notes or the Note Guarantees and any Parity Lien Obligations pursuant to the Security Documents.

        "Collateral Agent" means the Trustee in its capacity as the holder of Liens granted to it pursuant to the Security Documents (excluding the Security Agreements referred to in clauses (i) and (ii) of the definition thereof) and any successor in such capacity.

        "Commission" means the Securities and Exchange Commission.

        "Company" has the meaning set forth in the preamble to this Indenture.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, to the extent deducted in computing Consolidated Net Income, (a) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (b) Fixed Charges of such Person for such period, (c) depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (but excluding any other non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), including any mark-to-market gains and losses on Hedging Obligations, of such Person and its Restricted Subsidiaries for such period, (d) net periodic post-retirement benefits, (e) other income or expense net as set forth on the face of such Person's statement of operations, (f) any payments made pursuant to the financial advisory agreements with Credit Suisse First Boston LLC or pursuant to the Credit Agreement, and (g) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); and (b) the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof; (b) the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (other than any agreement or instrument entered into by the Company); (c) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and (d) the cumulative effect of a change in accounting principles shall be excluded.

        "Consolidated Net Indebtedness" means the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries (net of cash and cash equivalents on a consolidated basis on the date of determination) on a consolidated basis outstanding at the date of determination.

        "Continuing Members" means, as of any date of determination, any member of the Board of Directors who (a) was a member of such Board of Directors immediately after the Date of Issuance; or (b) was nominated for election or elected to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Members who were members of the Board of Directors at the time of such nomination or election.

        "Corporate Trust Office of the Trustee" shall be at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Company.

        "Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of November 7, 2000 among the Company, as borrower, the various financial institutions party thereto, Credit Suisse First Boston (as successor in interest to DLJ Capital Funding, Inc.), as lead arranger and sole book runner and as syndication agent, Barclays Bank PLC, as documentation agent, and Fleet National Bank, as Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, supplemented, amended and restated or otherwise, modified, renewed, refunded, replaced or refinanced from time to time (other than with the proceeds from the offering of the Notes issued on the Date of Issuance), including any agreement: (a) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby; (b) adding or deleting borrowers or guarantors thereunder; (c) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by clause (i) of the second paragraph of Section 4.09 hereof; or (d) otherwise altering the terms and conditions thereof.

        "Credit Facility" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        "Date of Issuance" means August 18, 2003.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Definitive Note" means a certificated Note, of either series, registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, in the form of either Exhibit A-1 or

Exhibit A-2 hereof, as applicable, except that such Note shall not bear the Global Note Legend and shall not have the "Schedule of Exchanges of Interests in the Global Note" attached thereto.

        "Depositary" means The Depository Trust Company.

        "Designated Noncash Consideration" means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

        "Discharge of Parity Lien Debt" means the termination of all commitments to extend credit or purchase debt securities that would constitute Parity Lien Debt and payment in full in cash of the principal of and interest and premium, if any, on all Parity Lien Debt and all other Parity Lien Obligations that are due and payable at the time the Parity Lien Debt is paid in full in cash.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof; and provided further that, if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

        "DLJMB" means DLJ Merchant Banking Partners III, L.P., and its Affiliates.

        "Domestic Subsidiary" means a Subsidiary of the Company that is organized under the laws of the United States or any State, district or territory thereof.

        "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to "S&P" or "P-2" or higher according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offering for cash by the Company, Holdings or Parent of its respective common stock, or options, warrants or rights with respect to its common stock.

        "Euroclear" means Morgan Guaranty Trust Company of New York, Brussels office and any successor thereto, as operator of the Euroclear system.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Date of Issuance, until such amounts are repaid.

        "First Priority Liens" means all Liens that secure the First Priority Lien Obligations (including any future First Lien Credit Facility).

        "First Priority Lien Obligations" means (i) Indebtedness and other obligations under the Credit Agreement, including Obligations (as such term is defined in the Credit Agreement) of the Company and each other Obligor (as defined in the Credit Agreement) and (ii) Hedging Obligations payable to a lender under the Credit Agreement or an Affiliate thereof or a Person that was a lender of an Affiliate thereof at the time such Hedging Obligation was entered into, to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations) under the Credit Agreement.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (a) the Consolidated Interest Expense of such Person for such period; and (b) all dividend payments on any series of preferred stock of such Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock), in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means any Subsidiary of the Company that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Date of Issuance.

        "Global Note Legend" means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes, of each such series, issued under this Indenture.

        "Global Notes" means, individually and collectively, each of the Restricted Global Notes of either such series and the Unrestricted Global Notes of either such series, in the form of either Exhibit A-1 or Exhibit A-2, as applicable, attached hereto issued in accordance with Section 2.01, 2.06(b)(iv) or 2.06(d)(ii).

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Guarantors" means (a) Men's Apparel Guild in California, Inc., a California corporation, and Applied Business teleCommunications, a California corporation; and (b) any other Domestic Subsidiary that executes a Note Guarantee in accordance with the provisions of the indenture, in each case until released pursuant to this Indenture.

        "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

        "Holder" means a Person in whose name a Note of either such series is registered.

        "Holdings" means Advanstar, Inc., a Delaware corporation, the corporate parent of the Company, or its successors.

        "Indebtedness" means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense, trade payable or customer contract advances, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by the Company of the Capital Stock of an Unrestricted Subsidiary of the Company to secure Non-Recourse Debt of such Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest; (b) the principal amount thereof, in the case of any other Indebtedness; and (c) the net termination value of any Hedging Obligations as of such date; provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that such Indebtedness was incurred (or, if such indebtedness was incurred prior to the Date of Issuance, the Spot Rate in effect on the Date of Issuance). Notwithstanding the foregoing, Indebtedness shall exclude obligations with respect to customer subscription payments or customer deposits for trade shows and exhibitions.

        "Indenture" means this Indenture, as amended or supplemented from time to time.

        "Indirect Participant" means a Person who holds a beneficial interest in a Global Note or either such series through a Participant.

        "Initial Notes" means collectively, the $130,000,000 aggregate principal amount of Floating Rate Notes and $230,000,000 aggregate principal amount of Fixed Rate Notes issued under this Indenture on the Date of Issuance, together with any Notes issued in exchange or replacement thereof.

        "Institutional Accredited Investor" means an institution that is an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

        "Intercreditor Agreement" means that certain Intercreditor Agreement dated August 18, 2003 by and among the Administrative Agent (as defined therein), the Syndication Agent (as defined therein), the Trustee (in its capacity as collateral agent), the Company and each other Obligor (as defined therein) party thereto as amended or modified from time to time, including any similar agreement entered into pursuant to Section 4.17 of this Indenture in connection with a new First Lien Credit Facility.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other Obligations of other Persons), advances (excluding advances made to customers in the ordinary course of business) or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment, other than for purposes of clause (c) of the definition of "Qualified Proceeds." If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07 hereof.

        "Lender Collateral" has the meaning set forth in the Intercreditor Agreement.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or the city in which the principal corporate trust office of the Trustee is located, or at a place of payment, are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

        "Leverage Ratio" means, with respect to any Person as of any date of determination, the ratio of (x) Consolidated Net Indebtedness of such Person as of such date of determination to (y) the Consolidated Cash Flow of such Person for the four full fiscal quarters ending on or immediately preceding such date of determination for which internal financial statements are available (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the date of determination).

        In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Leverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Leverage Ratio is made (the "Calculation Date"), then the Leverage Ratio shall be calculated giving pro forma effect to that incurrence, assumption, guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        For purposes of making the computation referred to above, acquisitions that have been made by the Company or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in good faith by an officer of the Company (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission) and without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

        "Management Loans" means one or more loans by the Company or Holdings to officers and/or directors of the Company and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Parent, Holdings or the Company; provided, that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $1.0 million.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (ii) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).

        "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication, (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred pursuant to the Credit Agreement) secured by a Lien on the asset or assets that were the subject of such Asset Sale; and (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

        "Non-Recourse Debt" means Indebtedness (a) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and (b) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Company or any Restricted Subsidiary to secure debt of such Unrestricted Subsidiary) or assets of the Company or any of its Restricted Subsidiaries; provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by the Company or any of its Restricted Subsidiaries if the Company or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to this Indenture.

        "Non-U.S. Person" means a Person who is not a U.S. Person.

        "Note Custodian" means the Trustee, as custodian with respect to the Notes of each such series in global form, or any successor entity thereto.

        "Note Documents" means this Indenture, the Notes of each series, the Note Guarantees of such series (as applicable) and the Security Documents (excluding the Security Agreements referred to in clauses (i) and (ii) of the definition thereof and any other Security Document not securing the Note Obligations).

        "Note Guarantee" means the Guarantee by a Guarantor of the Company's payment obligations under this Indenture and on the Notes of each such series, executed pursuant to the provisions of this Indenture.

        "Notes" has the meaning assigned to it in the preamble to this Indenture. The Initial Notes of each series of Notes and the Additional Notes of such series shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes of each series and any Additional Notes of such series (as applicable).

        "Note Obligations" means all Obligations in respect of the Notes, the Note Guarantees and the Indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Offering Circular" means the final Offering Circular dated August 4, 2003, relating to the offering of the Initial Notes under this Indenture.

        "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

        "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Sections 14.04 and 14.05 hereof.

        "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Sections 14.04 and 14.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

        "Parent" means Advanstar Holdings Corp., a Delaware corporation, the corporate parent of Holdings, and its successors.

        "Pari Passu Indebtedness" means Indebtedness of the Company (including Indebtedness under the Credit Agreement) that ranks pari passu in right of payment to the Notes whether or not it is secured.

        "Parity Lien" means, to the extent securing Parity Lien Obligations, a Lien granted by a Security Document and held by the Collateral Agent as security for Note Obligations and Parity Lien Obligations.

        "Parity Lien Debt" means the principal of and interest and premium, if any, on Pari Passu Indebtedness of the Company permitted to be incurred by Section 4.09 hereof, that:

          (1)   is subject to an indenture or agreement which provides that the notes or other Indebtedness of such series and/or guarantees of such series are equally and ratably secured by Liens at any time granted by the Company or any of its Restricted Subsidiaries as security for such Indebtedness on a parity basis with the Liens securing the Notes; and

          (2)   is designated by the Company, in an Officers' Certificate delivered to the Trustee on or before such date, as Parity Lien Debt for the purposes of this Indenture.

        "Parity Lien Obligations" means Parity Lien Debt and all other Obligations of any Obligor under each indenture or agreement governing, securing or relating to any Parity Lien Debt.

        "Participant" means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

        "Permitted Business" means the business-to-business marketing communications solutions business or any business reasonably related, incidental or ancillary thereto.

        "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in cash or Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (1) such Person becomes a Restricted Subsidiary of the Company or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof; (e) any Investment acquired solely through the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (f) that are at that time outstanding, not to exceed $25.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) (which aggregate amount outstanding will be reduced by returns of capital received by the Company or any Restricted Subsidiary in respect of such Investments); (g) the Management Loans or Investments in Holdings to fund Management Loans; (h) Hedging Obligations permitted to be incurred under Section 4.09 hereof; (i) other Investments which, together with all other Investments made pursuant to this clause (i) since the Date of Issuance, does not exceed $30.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Investment made pursuant to this clause (i) as a result of the repayment or disposition thereof for cash, not to exceed the amount of the Investment previously made pursuant to this clause (i)); (j) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (k) payroll, travel and similar advances to cover matters that at the time of such advances are expected ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (l) loans or advances to employees made in the ordinary course of business not exceeding in the aggregate, at any time, $1.0 million; and (m) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments.

        "Permitted Liens" means: (i) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation; (ii) Liens existing on the Date of Issuance; (iii) Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations (and all Obligations in respect thereof), in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or its Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided that (A) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (B) such Liens do not extend to any other assets of the Company or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (C) the incurrence of such Indebtedness is permitted by Section 4.09 hereof, and (D) such Liens attach within 365 days of such purchase, construction, installation, repair, addition or improvement; (iv) Liens on the property or shares of a Restricted Subsidiary on the date on which such Restricted Subsidiary was acquired by the Company; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition and that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary; (v) Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above (and all Obligations in respect thereof) so long as such Lien does not have a higher priority with respect to the Second Priority Liens than the Liens securing the Indebtedness refinanced, renewed, modified or replaced and so long as such Lien does not extend to any other property (other than improvements, accessions, proceeds or dividends or distributions with respect thereto); (vi) Liens securing surety bonds or letters of credit entered into in the ordinary course of business and consistent with past business practice; (vii) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt (and all Obligations in respect thereof) of that Unrestricted Subsidiary; (viii) Liens on the Lender Collateral (as defined in the Intercreditor Agreement) securing (A)(i) Indebtedness (including all Obligations) under the Credit Agreement which Indebtedness is permitted to be incurred pursuant to clause (i) of the second paragraph of Section 4.09 hereof, or if the Credit Agreement ceases to be secured and the Company subsequently incurs obligations under a new Credit Facility or other First Priority Lien Obligations, Indebtedness (including all Obligations) in respect thereof and (ii) Hedging Obligations payable to a lender under the Credit Agreement or an Affiliate thereof or to a Person that was a lender or an Affiliate thereof at the time the contract was entered into to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations) under the Credit Agreement and (B) the Notes, the Note Guarantees and any other Indebtedness permitted to be incurred under this Indenture (and all Obligations in respect thereof), in each case on a second-priority basis behind the Indebtedness, if any, described in clause (A) and any other Indebtedness (and Obligations in respect thereof) permitted to be secured by the Lender Collateral without equally and ratably securing the Notes; (ix) Liens securing Indebtedness of any Restricted Subsidiary permitted to be incurred under Section 4.09 hereof (and all Obligations in respect thereof); (x) Liens incurred in the ordinary course of business not securing debt for money borrowed and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Company and its Restricted Subsidiaries; (xi) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or a Restricted Subsidiary (and all Obligations in respect thereof); (xii) Liens securing Hedging Obligations otherwise permitted under this Indenture; (xiii) judgment liens, and Liens securing appeal bonds or letters of credit in lieu of appeal bonds in respect of judgments not otherwise giving rise to an Event of Default; and (xiv) other Liens securing Indebtedness (and all Obligations in respect thereof) that is permitted by the terms of this Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed an amount equal to (A) $25.0 million less (B) the amount by which Indebtedness incurred pursuant to clause (i) of the definition of Permitted Indebtedness (which Indebtedness is secured by Liens pursuant to clause (viii) above) exceeds $60.0 million.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries then classified as incurred under the Leverage Ratio or pursuant to clauses (ii), (iii), (iv), (vi) or (x) of the second paragraph of Section 4.09 hereof; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, that if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness of the Company, then such Permitted Refinancing Indebtedness also must be Indebtedness of the Company.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

        "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over the shares of Capital Stock of any other class of such corporation.

        "Principals" means DLJMB.

        "Private Placement Legend" means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

        A "Public Market" exists at any time with respect to the common stock of the Company, Holdings or Parent, as the case may be, if (i) the common stock of the Company, Holdings or Parent, as the case may be, is then registered with the Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System; and (ii) at least 15.0% of the total issued and outstanding common stock of the Company, Holdings or Parent, as the case may be, has been distributed prior to such time by means of an effective registration statement under the Securities Act. Unless the context otherwise requires, references to "Public Market" shall refer to Public Markets with respect to any of Parent, Holdings or the Company.

        "QIB" means a "qualified institutional buyer" as defined in Rule 144A.

        "Qualified Proceeds" means any of the following or any combination of the following: (i) cash; (ii) Cash Equivalents; (iii) assets (other than Investments) that are used or useful in a Permitted Business; and (iv) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock, (A) such Person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of August 18, 2003, by and among the Company, the Guarantors and the purchasers listed on the signature pages thereto, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements by and among the Company, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of any Additional Notes to register such Additional Notes under the Securities Act.

        "Regulation S" means Regulation S promulgated under the Securities Act.

        "Regulation S Global Note" means a Regulation S Global Note of either such series of Notes.

        "Related Party" means, with respect to any Principal, (i) any controlling stockholder or partner of such Principal on the Date of Issuance; or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51.0% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (i) or (ii).

        "Responsible Officer," when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

        "Restricted Definitive Note" means a Definitive Note of either such series bearing the Private Placement Legend.

        "Restricted Global Note" means a Global Note of either such series bearing the Private Placement Legend.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Period" means the 40-day distribution compliance period as defined in Regulation S.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Rule 144" means Rule 144 promulgated under the Securities Act.

        "Rule 144A" means Rule 144A promulgated under the Securities Act.

        "Rule 903" means Rule 903 promulgated under the Securities Act.

        "Rule 904" means Rule 904 promulgated under the Securities Act.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Security Agreements" means (i) that certain Amended and Restated Borrower Pledge and Security Agreement, dated as of August 18, 2003, among the Administrative Agent and the Company; (ii) that certain Amended and Restated Subsidiary Pledge and Security Agreement, dated as of August 18, 2003, among the Administrative Agent and the Subsidiaries of the Company; (iii) that certain Issuer Pledge and Security Agreement, dated as of August 18, 2003, among the Collateral Agent and the Company; and (iv) that certain Subsidiary Pledge and Security Agreement, dated as of August 18, 2003, among the Collateral Agent and the Subsidiaries of the Company. Clauses (i) and (ii) above each grant, among other things, a First Priority Lien on the Collateral described therein in favor of the Administrative Agent for the benefit of the Secured Parties (as defined in the Credit Agreement), as amended, modified, restated, supplemented or replaced from time to time. Clauses (iii) and (iv) above each grant among other things, a Second Priority Lien on the Collateral described therein in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, as amended, modified, restated, supplemented or replaced from time to time.

        "Security Documents" means, collectively, the Security Agreements, the Intercreditor Agreement and all other security agreements, pledges, collateral assignments, mortgages or other instruments evidencing or creating any Security Interests in favor of the Collateral Agent, for the benefit of the Trustee and the Holders of the Notes, in all or any portion of the Collateral, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with the terms thereof.

        "Security Interests" means the Liens on the Collateral created by the Security Documents in favor of the Administrative Agent for the benefit of, on a first priority basis, the Secured Parties (as defined in the Credit Agreement) or the Collateral Agent, as the case may be, on a second priority basis, for the benefit of the Trustee and the Holders of the Notes and other Parity Lien Obligations.

        "Second Priority Lien" means, to the extent securing Note Obligations, a Lien granted by a Security Document as security for Note Obligations and Parity Lien Obligations, which is junior in priority to the First Priority Liens.

        "Senior Subordinated Notes" means the Company's 12% Senior Subordinated Notes due 2011.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Spot Rate" means, for any currency, the spot rate at which such currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on such date of determination for the immediately preceding business day or, if such rate is not available, as determined in any publicly available source of similar market data.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person; (b) such Person and one or more of Subsidiaries of such Person; or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

        "Tax Sharing Agreement" means any tax sharing agreement or arrangement between the Company and Holdings, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount the Company would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

        "Term Loan B" means Term Loan B outstanding under the Credit Agreement as in effect on the Date of Issuance, as amended, restated or modified from time to time, and any refunding, replacement or refinancing thereof (other than a refunding, replacement or refinancing with the proceeds of Additional Notes incurred pursuant to clause (iii) of the definition of Permitted Indebtedness); provided that such refunding, replacement or refinancing is incurred under clause (i) of the definition of Permitted Indebtedness.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 15, 2008; provided, however, that if the period from the Redemption Date to February 15, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to February 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Trustee" means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

        "Unrestricted Definitive Note" means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

        "Unrestricted Global Note" means a permanent global Note of either such series in the form of either Exhibit A-1 or Exhibit A-2 attached hereto, as applicable, that bears the Global Note Legend and that has the "Schedule of Exchanges of Interests in the Global Note" attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

        "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding comply with Section 4.11 hereof; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results except to the extent permitted pursuant to Section 4.07 hereof; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company shall be in default of such covenant). The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under Section 4.09 hereof; and (ii) no Default or Event of Default would be in existence following such designation.

        "U.S. Person" means a U.S. person as defined in Rule 902(o) under the Securities Act.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary of the Company all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by the Company or by one or more Wholly Owned Restricted Subsidiaries of the Company or by the Company and one or more Wholly Owned Restricted Subsidiaries of the Company.

        Section 1.02. Other Definitions.

Term	Section Defined in
"Affiliate Transaction"	4.11
"Asset Sale Offer"	4.10
"Authentication Order"	2.02
"Change of Control Offer"	4.14
"Change of Control Payment"	4.14
"Change of Control Payment Date"	4.14
"Company"	preamble
"Covenant Defeasance"	8.03
"DTC"	2.03
"Event of Default"	6.01
"Excess Proceeds"	4.10
"First Lien Credit Facility	4.17
"Fixed Rate Notes"	preamble
"Floating Rate Notes"	preamble
"incur"	4.09
"Legal Defeasance"	8.02
"Notes"	preamble
"Offer Amount"	3.09
"Offer Period"	3.09
"Paying Agent"	2.03
"Payment Default"	6.01
"Permitted Indebtedness"	4.09
"Purchase Date"	3.09
"Redemption Date"	3.07
"Registrar"	2.03
"Restricted Payments"	4.07
"Refunding Capital Stock"	4.07
"Retired Capital Stock"	4.07
"Second Priority Lien"	10.01
"Subordinated Debt"	4.07
"Trustee"	preamble

        Section 1.03. Incorporation of TIA Provisions.

        Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

        The following TIA terms used in this Indenture have the following meanings:

        "indenture securities" means the Notes of each such series;

        "indenture security Holder" means a Holder of a Note;

        "indenture to be qualified" means this Indenture;

        "indenture trustee" or "institutional trustee" means the Trustee; and

        "obligor" on the Notes and the Note Guarantees means the Company, the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

        All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

        Section 1.04. Rules of Construction. Unless the context otherwise requires:

          (1)   a term has the meaning assigned to it;

          (2)   an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

          (3)   "or" is not exclusive;

          (4)   words in the singular include the plural, and in the plural include the singular;

          (5)   provisions apply to successive events and transactions; and

          (6)   references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time.

ARTICLE 2.
THE NOTES

        Section 2.01. Form and Dating.  (a) General. The Notes of each series and the Trustee's certificate of authentication shall be substantially in the form of Exhibit A-1 and Exhibit A-2 hereto as applicable. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 principal amount at maturity and integral multiples thereof.

        The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

        (b)   Global Notes. The Notes of each series issued in global form shall be substantially in the form of either Exhibit A-1 or Exhibit A-2 attached hereto, as applicable, (including the Global Note Legend thereon and the "Schedule of Exchanges of Interests in the Global Note" attached thereto). The Notes of each series issued in definitive form shall be substantially in the form of either Exhibit A-1 or Exhibit A-2 attached hereto, as applicable, (but without the Global Note Legend thereon and without the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Each Global Note of each such series shall represent such of the outstanding Notes of such series as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes of such series from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes of such series represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note of either such series to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

        (c)   Euroclear and Clearstream Procedures Applicable. The provisions of the "Operating Procedures of the Euroclear System" and "Terms and Conditions Governing Use of Euroclear" and the "General Terms and Conditions of Clearstream" and "Customer Handbook" of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

        Section 2.02. Execution and Authentication. One Officer shall sign the Notes for the Company by manual or facsimile signature. The Company's seal may be reproduced on the Notes and may be in facsimile form.

        If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

        A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

        The Trustee shall, upon a written order of the Company signed by one Officer (an "Authentication Order"), authenticate Notes of each series for (i) original issue up to the aggregate principal amount stated in paragraph 4 of each of the Floating Rate Notes and the Fixed Rate Notes, as applicable and (ii) Additional Notes in such amounts as may be specified from time to time without limit, so long as such issuance is permitted under Article 4 hereof. In addition, the Trustee shall issue upon receipt of an Authentication Order other Notes issued in exchange therefor from time to time. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.07 hereof.

        The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

        Section 2.03. Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Notes may be presented for payment ("Paying Agent"). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term "Registrar" includes any co-registrar and the term "Paying Agent" includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

        The Company initially appoints The Depository Trust Company ("DTC") to act as Depositary with respect to the Global Notes.

        The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian with respect to the Global Notes.

        Section 2.04. Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

        Section 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

        Section 2.06. Transfer and Exchange.  (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if (i) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary, (ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) there shall have occurred and be continuing to occur a Default or Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except as provided in this Section 2.06. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b).

        (b)   Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

          (i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

          (ii)   All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

          (iii)  Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

            (A)  if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

            (B)  if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

          (iv)  Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and:

            (A)  such transfer is effected pursuant to a registration statement in accordance with the Registration Rights Agreement; or

            (B)  the Registrar receives the following:

              (1)   if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

              (2)   if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

        If any such transfer is effected pursuant to subparagraph (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) or (B) above.

        Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

        (c)   Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.

          (i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

            (A)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

            (B)  if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

            (C)  if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

            (D)  if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

            (E)  if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

            (F)  if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

            (G)  if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) (except for Definitive Notes issued in respect of a Regulation S Global Note after the Restricted Period) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

          (ii)   Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

            (A)  such transfer is effected pursuant to a registration statement in accordance with the Registration Rights Agreement; or

            (B)  the Registrar receives the following:

              (1)   if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

              (2)   if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

          (iii)  Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in

  Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.

        (d)   Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.

          (i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

            (A)  if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

            (B)  if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

            (C)  if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

            (D)  if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

            (E)  if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

            (F)  if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

            (G)  if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (c) above, the Regulation S Global Note.

          (ii)   Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

            (A)  such transfer is effected pursuant to a registration statement in accordance with the Registration Rights Agreement; or

            (B)  the Registrar receives the following:

              (1)   if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

              (2)   if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

          Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

          (iii)  Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

        If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(A), (ii)(B) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

        (e)   Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder's compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

          (i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

            (A)  if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

            (B)  if the transfer will be made pursuant to Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

            (C)  if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

          (ii)   Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

            (A)  any such transfer is effected pursuant to a registration statement in accordance with the Registration Rights Agreement; or

            (B)  the Registrar receives the following:

              (1)   if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

              (2)   if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

      and, in each such case set forth in this subparagraph (B), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

          (iii)  Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

        (f)    [RESERVED]

        (g)   Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

          (i)    Private Placement Legend.

            (A)  Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

        "THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A "QIB"), (B) IT HAS ACQUIRED THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (AN "IAI")), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF REGULATION S OF THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF NOTES WITH AN AGGREGATE PRINCIPAL AMOUNT OF LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "U.S. PERSON" AND "UNITED STATES" HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING."

            (B)  Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), c(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06

    (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

          (ii)   Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

      "THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY."

        (h)   Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount at maturity of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

        (i)    General Provisions Relating to Transfers and Exchanges.

          (i)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company's order or at the Registrar's request.

          (ii)   No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 3.09, 4.10 and 4.14 hereof).

          (iii)  The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

          (iv)  All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

          (v)   The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

          (vi)  Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary. Notwithstanding the foregoing, the Depositary or its nominee may grant proxies and otherwise authorize any Person (including any Participant and any Person that holds a beneficial interest in a Global Note through a Participant) to take any action which a Holder is entitled to take under the Indenture or the Notes, and nothing herein will impair, as between the Depositary and its Participants, the operation of customary practices governing the exercise of the rights of a holder of any security.

          (vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

          (viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

        Section 2.07. Replacement Notes. If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee's requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

        Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

        Section 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07 hereof.

        If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

        If the principal amount at maturity of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

        If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date for either or both series, money sufficient to pay Notes of such series payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

        Section 2.09. Treasury Notes. In determining whether the Holders of the required principal amount at maturity of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

        Section 2.10. Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

        Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

        Section 2.11. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

        Section 2.12. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

        Section 3.01. Notices to Trustees. If the Company elects to redeem Notes of either or both series pursuant to the optional redemption provisions of Section 3.07 hereof, as applicable, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers' Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

        Section 3.02. Selection of Notes to Be Redeemed. If less than all of the Notes of either series are to be redeemed at any time, selection of Notes of such series for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the

Trustee shall deem fair and appropriate; provided that no Notes of $1,000 principal amount or less shall be redeemed in part.

        The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 principal amount or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding principal amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

        Section 3.03. Notice of Redemption. Subject to the provisions of Section 3.09 hereof, notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

        The notice shall identify the Notes of such series to be redeemed and shall state:

        (a)   the redemption date;

        (b)   the redemption price;

        (c)   if any Note is being redeemed in part, the portion of the principal amount at maturity of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

        (d)   the name and address of the Paying Agent;

        (e)   that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

        (f)    that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

        (g)   the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

        (h)   that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

        At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

        Section 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes of a series called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional, provided that any notice of redemption upon a Change of Control may be conditional.

        Section 3.05. Deposit of Redemption Price. One Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

        If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

        Section 3.06. Notes Redeemed in Part. Upon surrender of a Note of either series that is redeemed in part, the Company shall issue and, upon the Company's written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note of the same series equal in principal amount to the unredeemed portion of the Note surrendered.

        Section 3.07. Optional Redemption

        (a)   Floating Rate Notes

          (i)    Except as set forth below, the Floating Rate Notes will not be redeemable at the option of the Company prior to February 15, 2006. On and after such date, the Floating Rate Notes will be redeemable, at the Company's option, in whole or in part, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest up to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to Holders of record on the relevant record date.

        If redeemed during the period set forth below:

Period	Redemption Price
February 15, 2006 through August 14, 2006	103.000%
August 15, 2006 and thereafter	100.000%

          (ii)   In addition, at any time and from time to time prior to February 15, 2006, the Company may redeem in the aggregate up to 35% of the original principal amount of the Floating Rate Notes (without regard to the reduction of the aggregate principal amount of the Floating Rate Notes outstanding due to any scheduled principal payments) with the proceeds of one or more Equity Offerings received by, or invested in, the Company so long as there is a Public Market at the time of such redemption, at a redemption price equal to 100% of the principal amount thereof plus an amount equal to the Applicable Eurodollar Rate then in effect multiplied by the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original principal amount of the Floating Rate Notes must remain outstanding after each such redemption; provided further, that each such redemption occurs within 90 days of the date of closing of such Equity Offering.

          (iii)  At any time on or prior to February 15, 2006, the Floating Rate Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control,

  upon not less than 30 nor more than 60 days prior notice (but in no event more than 30 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Eurodollar Rate then in effect, plus accrued and unpaid interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        (b)   Fixed Rate Notes

          (i)    Except as set forth below, the Fixed Rate Notes will not be redeemable at the option of the Company prior to February 15, 2008. On and after such date, the Fixed Rate Notes will be redeemable, at the Company's option, in whole or in part, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest up to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to Holders of record on the relevant record date.

        If redeemed during the period set forth below:

Period	Redemption Price
February 15, 2008 through August 14, 2008	105.375%
August 15, 2008 through August 14, 2009	102.688%
August 15, 2009 and thereafter	100.000%

          (ii)   In addition, at any time and from time to time prior to August 15, 2006, the Company may redeem in the aggregate up to 35% of the original principal amount of the Fixed Rate Notes with the proceeds of one or more Equity Offerings received by, or invested in, the Company so long as there is a Public Market at the time of such redemption, at a redemption price (expressed as a percentage of principal amount) of 110.75% plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original principal amount of the fixed rate notes must remain outstanding after each such redemption; provided further, that each such redemption occurs within 90 days of the date of closing of such Equity Offering.

          (iii)  At any time on or prior to February 15, 2008, the Fixed Rate Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 30 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        (c)   Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

        Section 3.08. Mandatory Redemption. The Company is not required to make mandatory redemption of, or sinking fund payments with respect to, the Notes.

        Section 3.09. Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an Asset Sale Offer (as defined in Section 4.10 hereof), it shall follow the procedures specified below.

        The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Purchase Date"), the Company shall purchase the principal amount of Notes of each series required to be purchased pursuant to Section 4.10 hereof (the "Offer Amount") or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

        If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

        Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

        (a)   that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

        (b)   the Offer Amount, the purchase price and the Purchase Date;

        (c)   that any Note not tendered or accepted for payment shall continue to accrue interest;

        (d)   that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

        (e)   that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

        (f)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

        (g)   that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

        (h)   that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

        (i)    that Holders whose Notes were purchased only in part shall be issued new Notes of the same series equal in principal amount at maturity to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

        On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note of the same series, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount at maturity equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

        Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4.
COVENANTS

        Section 4.01. Payment of Notes. The Company shall pay or cause to be paid the principal of, premium, if any, and interest (including additional interest required pursuant to the Registration Rights Agreement) on the Notes of each series on the dates and in the manner provided in the Notes of such series. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

        The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; and shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

        Section 4.02. Maintenance of Office or Agency. The Company shall maintain an office or agency (which may be an office of the Trustee or an agent of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

        The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

        The Company hereby initially designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

        Section 4.03. Reports. Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders of Notes (a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations. In addition, following the declaration of effectiveness of a registration statement filed pursuant to the terms of the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports referred to in clauses (a) and (b) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company agrees that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Section 4.04. Compliance Certificate.  (a) The Company and each Guarantor (to the extent such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year have been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or propose to take with respect thereto).

        (b)   So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered to the Trustee pursuant to Section 4.03 above shall be accompanied by a written statement of the Company's independent public accountants (which shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

        (c)   The Company shall, so long as any of the Notes of either series are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default with respect to such series, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

        Section 4.05. Taxes. The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

        Section 4.06. Stay, Extension and Usury Laws. The Company and each of the Guarantors covenants that (to the extent permitted by law) it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors hereby expressly waives (to the extent permitted by law) all benefit or advantage of any such law, and covenants that (to the extent permitted by law) it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

        Section 4.07. Restricted Payments. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Restricted Subsidiary of the Company (and if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to its holders of the applicable class of Equity Interests on a pro rata basis)); (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (c) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company that is subordinated in right of payment to the Notes ("Subordinated Debt"), except (i) in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness or (ii) the purchase, repurchase or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or (d) make any Restricted Investment, (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (i)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (ii)   the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

          (iii)  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Date of Issuance (excluding Restricted Payments permitted by clauses, (b), (c), (d)(iii), (d)(iv), (e), (g) and (h) of the next succeeding paragraph), is less than the sum, without duplication, of

            (A)  (i) the aggregate amount of Consolidated Cash Flow (or, if Consolidated Cash Flow is negative, 100% of such negative amount) accrued on a cumulative basis during the period (taken as one accounting period) beginning on January 1, 2001 and ending on the last day of the most recent fiscal quarter for which internal financial statements are available less (ii) 150% of Consolidated Interest Expense of the Company accrued on a cumulative basis for such period, plus

            (B)  100% of the Qualified Proceeds received by the Company on or after February 21, 2001 from contributions to the Company's capital or from the issue or sale on or after the Date of Issuance of Equity Interests of the Company or of Disqualified Stock or convertible debt securities of the Company to the extent that they have been converted into such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

            (C)  the amount equal to the net reduction in Investments in Persons after February 21, 2001 who are not Restricted Subsidiaries (other than Permitted Investments) resulting from (x) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to the Company or any Restricted Subsidiary from such Persons, (y) Qualified Proceeds received upon the sale or liquidation of such Investments and (z) the redesignation of Unrestricted Subsidiaries whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued proportionate to the Company's equity interest in such Subsidiary at the fair market value of the net assets of such Subsidiary at the time of such redesignation).

        The foregoing provisions will not prohibit:

        (a)   the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would have complied with the provisions of this Indenture;

        (b)   the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company (the "Retired Capital Stock") in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock) (the "Refunding Capital Stock"); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(B) of the preceding paragraph;

        (c)   the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

        (d)   cash dividends to Parent or Holdings for the purpose of, and in amounts equal to, amounts required to permit Parent or Holdings (i) to redeem or repurchase Capital Stock of Parent or Holdings from existing or former employees or management of Parent, Holdings, the Company or any Subsidiary or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees, (ii) to make loans or advances to employees or directors of the Company or any Subsidiary the proceeds of which are used to purchase Equity Interests of Parent or Holdings, (iii) to pay any Federal, state or local income taxes to the extent such income taxes are attributable to the income of the Company and its Subsidiaries pursuant to any Tax Sharing Agreement or otherwise, pay franchise taxes and other fees required to maintain its legal existence, corporate overhead expenses incurred in the ordinary course of business, and salaries or other compensation of employees who perform services for both Parent or Holdings and the Company, and (iv) so long as no Default or Event of Default shall have occurred and be continuing, in an amount not to exceed $100,000 in any fiscal year to enable Parent or Holdings to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock, provided further, however, that the aggregate amount of dividends paid to Parent or Holdings pursuant to this clause (d) (other than payments for taxes permitted by clause (iii)) shall not exceed $3.0 million in any fiscal year, with unused amounts to be carried over to future years, but in no event shall such payments exceed $5.0 million in any fiscal year (other than payments for taxes permitted by clause (iii));

        (e)   repurchases of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent a portion of the exercise price of such options;

        (f)    any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (f) since the Date of Issuance, does not exceed $20.0 million; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

        (g)   the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a Change of Control or (y) an Asset Sale; provided that, in each case, prior to the repurchase, the Company has made an offer to purchase the Notes pursuant to this Indenture and has repurchased all Notes issued under this Indenture that were validly tendered for payment in connection with the offer to purchase; and

        (h)   the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary.

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this Section 4.07. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation; and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        The amount of (i) all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and (ii) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by the Company of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee.

        Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company; (b) make loans or advances to the Company; or (c) transfer any of its properties or assets to the Company. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) (i) existing agreements as in effect or entered into on the Date of the Issuance; and (ii) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors, materially less favorable, taken as a whole, to the Holders of the Notes than the encumbrances and restrictions contained in the agreements in effect or entered into on the Date of the Issuance, (b) the Credit Agreement as in effect as of the Date of Issuance, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof and/or the documentation for the other First Priority Lien Obligations; provided such encumbrances or restrictions imposed thereby are, in the good faith judgment of the Board of Directors, not materially less favorable, taken as a whole, to the Holders of the Notes than those contained in the Credit Agreement as in effect as of the Date of Issuance, (c) this Indenture, the Notes, the Note Guarantees and/or the Security Documents, (d) applicable law and any applicable rule, regulation or order, (e) (i) any agreement or instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent created in contemplation of such acquisition), and (ii) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors, materially less favorable, taken as a whole, to the Holders of the Notes than the encumbrances and restrictions contained in the agreements governing the Indebtedness referred to in clause (i), (f) customary non-assignment provisions or prohibitions on subletting or transfer in leases, licenses or other contracts, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property, which restrictions are not applicable to any property other than the property so acquired, (h) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the Board of Directors, not materially less favorable, taken as a whole, to the Holders of the Notes than those contained in the agreements governing the Indebtedness being refinanced, (j) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness, (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (l) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Date of Issuance pursuant to the provisions of Section 4.09 hereof, provided that the encumbrances or restrictions imposed thereby are, in the good faith judgment of the Board of Directors, not materially less favorable, taken as a whole, to the Holders of the Notes than those contained in any agreement governing any Indebtedness or Disqualified Stock of such Restricted Subsidiary existing on the Date of Issuance, (m) any agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary, (n) customary provisions restricting the transfer by a Restricted Subsidiary to the Company of any real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary; and (o) customary provisions in joint venture agreements and other similar agreements.

        Section 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock.  (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness); (b) the Company shall not, and shall not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock; and (c) the Company shall not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of preferred stock; provided that the Company or any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or the Company may issue shares of Disqualified Stock or Preferred Stock if the Leverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.00 to 1 but not less than zero (unless it is less than zero only because Consolidated Net Indebtedness is less that zero), determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The provisions of the first paragraph of this Section 4.09 shall not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (i)    Indebtedness of the Company and its Restricted Subsidiaries under the Credit Agreement; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and such Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (i) that remains outstanding under the Credit Agreement after giving effect to such incurrence does not exceed an amount equal to (x) $85.0 million less (y) the amount by which the principal amount of the Term Loan B has been reduced after the Date of Issuance;

          (ii)   Existing Indebtedness;

          (iii)  (x) Indebtedness represented by the Notes, this Indenture and the Note Guarantees and (y) Indebtedness represented by Additional Notes in an aggregate principal amount under clause (y) not to exceed $40.0 million, the net proceeds of which are used to repay Indebtedness under the Credit Agreement (whether or not the revolving credit commitments are reduced) and pay related fees and expenses, and Note Guarantees thereof;

          (iv)  Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or other obligations, in each case, the proceeds of which are used solely for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired) used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed $30.0 million outstanding after giving effect to such incurrence;

          (v)   Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (v);

          (vi)  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness;

          (vii) the incurrence by the Company of intercompany Indebtedness owing to any of its Restricted Subsidiaries or the incurrence by a Restricted Subsidiary of intercompany Indebtedness owing to the Company or any Restricted Subsidiary; provided that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof, and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

          (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding, and (B) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars, provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

          (ix)  the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09;

          (x)   Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company; provided, however, that at the time such

  Restricted Subsidiary is acquired by the Company, the Company would, after giving effect to the Incurrence of such Indebtedness pursuant to this clause (x), (A) have been able to incur $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of this Section 4.09, or (B) show a pro forma improvement over the applicable four-quarter period under the Leverage Ratio test set forth in the first paragraph of this Section 4.09;

          (xi)  obligations in respect of performance and surety bonds and completion guarantees (including related letters of credit) provided by the Company or any Restricted Subsidiary in the ordinary course of business; and

          (xii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to such incurrence, not to exceed $25.0 million; provided that, so long as (x) the Term Loan B (excluding any refinancing thereof) or (y) any Indebtedness incurred to refinance the Term Loan B (other than Indebtedness incurred under the revolving credit facility) which is secured by a Lien on the Collateral that is prior to the Liens on the Collateral securing the Notes and the Note Guarantees is outstanding, any Indebtedness incurred pursuant to this clause (xii) may not be secured by a Lien on the Collateral that is equal or prior to the Liens on the Collateral securing the Notes and the Note Guarantees.

        The Company shall not incur, and shall not permit any of its Subsidiaries that is a Guarantor to incur, any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or the applicable Guarantee on substantially identical terms; provided, however, that (x) no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis; and (y) this provision shall not require the Notes to be "designated senior debt" with payment blockage rights prior to bankruptcy, insolvency or similar events.

        For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xii) above or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.09 and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of this Section 4.09. In addition, the Company may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph of this Section 4.09; provided that the Company would be permitted to incur such item of Indebtedness (or such portion thereof) pursuant to such other clause or the first paragraph of this Section 4.09, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09.

        The Company shall not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt.

        Section 4.10. Asset Sales. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and (b) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of (i) cash or Cash Equivalents or (ii) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary. For the purposes of this provision, each of the following shall be deemed to be cash (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability, (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 180 days of their receipt by the Company or such Restricted Subsidiary into cash or Cash Equivalents (but only to the extent of the cash or Cash Equivalents received), and (z) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value). The 75% limitation referred to in clause (b) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the subclauses (x), (y) and (z) above, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary, as the case may be, shall apply such Net Proceeds to (a) repay or purchase Pari Passu Indebtedness of the Company or any Indebtedness of any Wholly Owned Restricted Subsidiary, as the case may be, provided that, if the Company shall so repay or purchase Pari Passu Indebtedness of the Company (other than a repayment or purchase of Indebtedness under the Credit Agreement or any Indebtedness that is secured by a lien on assets not constituting Collateral), (i) it will equally and ratably reduce Indebtedness under the Notes of each series if the Notes of such series are then redeemable, or (ii) if the Notes of a series may not then be redeemed, the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes of such series to purchase at a purchase price equal to 100% of the aggregate principal amount of the Notes of such series, plus accrued and unpaid interest, if any, thereon to the date of purchase, the Notes that would otherwise be redeemed, or (b) (i) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business, or (ii) the acquisition of Equity Interests of any Person primarily engaged in a Permitted Business if (x) as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary or (y) the Investment in such Equity Interests is permitted by clause (f) of the definition of Permitted Investments. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds is greater than $10.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in this Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased as set forth under Sections 3.02 and 3.03 hereof. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

        The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to such Asset Sale Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

        Section 4.11. Transactions with Affiliates. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and (b) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, either (i) a resolution of the Board of Directors set forth in an Officers' Certificate certifying that the Affiliate Transaction has been approved by a majority of the members of the Board of Directors and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (a) above), or (ii) an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (a) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (i) $5.0 million outstanding in the aggregate at any time and (ii) $2.0 million to any one employee) and consistent with the past practice of the Company or such Restricted Subsidiary; (b) any issuance of (i) securities to any of the Principals or Related Parties or (ii) securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors; (c) transactions between or among the Company and/or its Restricted Subsidiaries; (d) payments of customary fees by the Company or any of its Restricted Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other commercial banking or investment banking activities, including, without limitation, in connection with acquisitions or divestitures; (e) any agreement as in effect on the Date of Issuance or any amendment thereto (so long as such amendment is not disadvantageous to the Holders of the Notes in any material respect) or any transaction contemplated thereby; (f) Restricted Payments that are permitted by Section 4.07 hereof and any Permitted Investments; and (g) transactions with Advanstar IH, Inc. and its Subsidiaries in the ordinary course of business, provided that in connection with any transaction or series of related transactions in a twelve-month period in excess of $5.0 million pursuant to this clause (g), the Company shall deliver to the Trustee an opinion as to the fairness to the Holders of such transaction or series of transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        Section 4.12. Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of the Company on any asset or property now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing Indebtedness subordinated to Indebtedness of the Company under the Notes, such Lien is subordinated to the Lien securing the Notes to the same extent that such Indebtedness is subordinated to the Notes.

        Section 4.13. Corporate Existence. Subject to Article 5 and Article 12 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) the corporate, partnership or other existence of itself and each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of itself and any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

        Section 4.14. Offer to Repurchase upon Change of Control.  (a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, the Company will (if it has not previously mailed a notice of redemption in connection with such Change of Control to the Holders of the applicable series of Notes), or will cause the Trustee to, mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by this Indenture and described in such notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to such Change of Control Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

        On the Change of Control Payment Date, the Company shall, to the extent lawful, (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Holder's Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note of the same series equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. Prior to complying with the provisions of this Section 4.14, but in any event within 90 days following a Change of Control, the Company shall either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of Notes required by this Section 4.14. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        (b)   Notwithstanding anything to the contrary in this Section 4.14, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        Section 4.15. Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if (a) the Company or such Restricted Subsidiary, as the case may be, could have (i) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to Section 4.09 hereof, and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 4.12 hereof; (b) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction; and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.10 hereof.

        Section 4.16. Additional Note Guarantees. The Company shall (a) cause each (i) Wholly Owned Restricted Subsidiary (other than a Foreign Subsidiary) created or acquired by the Company after the Date of Issuance and (ii) each Restricted Subsidiary that guarantees the Company's Senior Subordinated Notes, to become a Guarantor (in the case of clause (ii), only so long as such Subsidiary guarantees the Senior Subordinated Notes) and execute a Note Guarantee pursuant to a supplemental indenture substantially similar to the form attached hereto as Exhibit E and deliver an opinion of counsel, in accordance with the terms of this Indenture.

        Section 4.17. Further Assurances; Collateral Inspections and Reports; Costs and Indemnification

        (a)   If the Company or any of the Guarantors at any time grants, assumes or becomes subject to any Lien upon any of its property then owned or thereafter acquired as security for any First Priority Lien Obligation, the Company will, or will cause such Guarantor to, concurrently:

          (i)    grant a Lien on such property to the Collateral Agent for the benefit of the holders of Note Obligations and Parity Lien Obligations (and, to the extent such grant would require the execution and delivery of a Security Document, the Company or such Guarantor shall execute and deliver a Security Document on substantially the same terms as the agreement or instrument executed and delivered to secure the First Priority Lien Obligations, with such changes as may be necessary or advisable to reflect the subordination of the Liens securing the Note Obligations and Parity Lien Obligations, including the changes made to the Security Agreements referred to in clauses (iii) and (iv) of the definition thereof (as compared to the Security Agreements referred to in clauses (i) and (ii) thereof); and

          (ii)   cause the Lien granted in such Security Document to be duly perfected in any manner permitted by law to the same extent as the Liens granted for the benefit of the First Priority Lien Obligations are perfected (but junior to such Lien pursuant to the Intercreditor Agreement).

If the Company or such Guarantor delivers an Opinion of Counsel to the holders of First Priority Lien Obligation in respect of the validity, perfection or priority of any Lien grant referred to in this clause (a), the Company or such Guarantor shall also deliver an Opinion of Counsel with respect to such matters to the Trustee and Collateral Agent.

        (b)   Notwithstanding anything to the contrary set forth in clause (a) or elsewhere in this Indenture or any Security Document:

          (i)    any mortgages required to be granted pursuant to clause (a) on the Date of Issuance with respect to real property may be provided within 60 days following the Date of Issuance; and

          (ii)   in the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any affiliate of the Company due to the fact that such affiliate's capital stock or other securities secure the Notes or any Guarantee, then the capital stock or other securities of such affiliate need not be pledged pursuant to clause (a) and shall automatically be deemed released and to not be and to not have been part of the Collateral securing the Notes and the Note Guarantees but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of notes, to the extent necessary to evidence the release of Liens securing Note Obligations on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral.

        (c)   If, after the Collateral is released in full as contemplated by Section 5.1 of the Intercreditor Agreement and, thereafter, the Company subsequently incurs Obligations under a new Credit Facility or other First Priority Lien Obligations that are secured by liens on assets of the Company or any Guarantor of the type constituting Collateral and do not constitute Permitted Liens (excluding for this purpose Permitted Liens under clause (viii) thereof), then the Company and its Restricted Subsidiaries shall be required to secure the Notes and the Note Guarantees at such time by a Second Priority Lien on the collateral securing such Obligations or First Priority Lien Obligations to the same extent provided by clauses (a) and (b) above on the terms and conditions of the security documents relating to the new Credit Facility (the "First Lien Credit Facility") or such other First Priority Lien Obligations, with the Liens on the Collateral granted in favor either of the administrative agent under such new Credit Facility or a collateral agent designated by the Company to hold the Liens for the benefit of the holders of Note Obligations and other Parity Lien Obligations and subject to an intercreditor agreement that provides the administrative agent under such Credit Facility substantially the same rights and powers as afforded under the Security Agreements and the Intercreditor Agreement entered into in connection herewith.

        (d)   Upon request of the Collateral Agent at any time after an Event of Default has occurred and is continuing, the Company will, and will cause its Restricted Subsidiaries to, (i) permit the Collateral Agent or any advisor, auditor, consultant, attorney or representative acting for the Collateral Agent, upon reasonable notice to the Company and during normal business hours, to visit and inspect any of the property of the Company and its Restricted Subsidiaries, to review, make extracts from and copy the books and records of the Company and its Restricted Subsidiaries relating to any such property, and to discuss any matter pertaining to any such property with the officers and employees of the Company and its Restricted Subsidiaries, and (ii) deliver to the Collateral Agent such reports, including valuations, relating to any such property or any Lien thereon as the Collateral Agent may request.

        (e)   The Company will bear and pay all legal expenses, collateral audit and valuation costs, filing fees, insurance premiums and other costs associated with the performance of the obligations of the Company and its Restricted Subsidiaries set forth in this Section 4.17 and also will pay, or promptly reimburse the Trustee and Collateral Agent for, all costs and expenses incurred by the Trustee or

Collateral Agent in connection therewith, including all reasonable fees and charges of any advisors, auditors, consultants, attorneys or representatives acting for the Trustee or for the Collateral Agent.

ARTICLE 5.
SUCCESSORS

        Section 5.01. Merger, Consolidation, or Sale of Assets. The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or lease all or substantially all of its properties or assets or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (a) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership, trust, limited liability company or other similar entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Notes, the Security Documents and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, provided that in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, (c) immediately after such transaction no Default or Event of Default exists; (d) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of Section 4.09 hereof, or (ii) would (together with its Restricted Subsidiaries) have a lower Leverage Ratio immediately after such transaction (after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period) than the Leverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction; and (e) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture. The foregoing clauses (c) and (d) will not prohibit (a) a consolidation or merger between the Company and a Restricted Subsidiary or a transfer of all or part of the properties of any Restricted Subsidiary to the Company, (b) a consolidation or merger between the Company and an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

        Section 5.02. Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the "Company" shall refer instead to the successor and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes in the case of a lease of all or substantially all of the Company's assets.

ARTICLE 6.
DEFAULTS AND REMEDIES

        Section 6.01. Events of Default. Each of the following constitutes an Event of Default with respect to the Notes of each series:

        (a)   default for 30 days in the payment when due of interest on the Notes of such series;

        (b)   default in payment when due of the principal of or premium, if any, on the Notes of such series;

        (c)   failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Article 5 hereof;

        (d)   failure by the Company or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount of the Notes of such series then outstanding to comply with Sections 4.03, 4.07 through 4.12 and 4.14 through 4.16 hereof;

        (e)   failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Notes of such series then outstanding to comply with any of its other agreements in this Indenture, the Security Documents or the Notes applicable to the Notes of such series;

        (f)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Date of Issuance, which default (i) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its stated final maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

        (g)   failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

        (h)   the Company or any of its Significant Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

          (i)    commences a voluntary case,

          (ii)   consents to the entry of an order for relief against it in an involuntary case,

          (iii)  consents to the appointment of a Custodian of it or for all or substantially all of its property,

          (iv)  makes a general assignment for the benefit of its creditors, or

          (v)   generally is not paying its debts as they become due; or

        (i)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

          (i)    is for relief against the Company or any of its Significant Subsidiaries in an involuntary case;

          (ii)   appoints a Custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

          (iii)  orders the liquidation of the Company or any of its Significant Subsidiaries;

        and the order or decree remains unstayed and in effect for 60 consecutive days;

        (j)    except as permitted by this Indenture, any Guarantee of a Significant Subsidiary with respect to the Notes of such series shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting of behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee with respect to the Notes of such series; and

        (k)   unless all of the Collateral has been released from the Second Priority Liens in accordance with the provisions of the Security Documents, the repudiation or disaffirmation by the Company or any Significant Subsidiary of the Company of its material obligations under the Security Documents or the determination in a judicial proceeding that the Liens of the Security Documents are unenforceable or invalid against the Company or any Significant Subsidiary of the Company party thereto for any reason, in each case, with respect to a material portion of the Collateral secured thereby (which repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes and demanding that such default be remedied).

        Section 6.02. Acceleration. If any Event of Default (other than an Event of Default specified in clause (h) or (i) of Section 6.01 hereof with respect to the Company) occurs and is continuing, the Holders of at least 25% in principal amount of all the then outstanding Notes of such series affected may direct the Trustee to declare the aggregate principal amount of the Notes of such series, together with all accrued and unpaid interest, to be due and payable immediately. Upon any such declaration, the aggregate principal amount of the Notes of such series, together will all accrued and unpaid interest, shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (h) or (i) of Section 6.01 hereof occurs with respect to the Company the aggregate principal amount and all accrued and unpaid interest on all outstanding Notes of each series shall become due and payable immediately without further action or notice. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture. The Holders of a majority in aggregate principal amount of the then outstanding Notes of a series by written notice to the Trustee may on behalf of all of the Holders of the Notes of such series rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived; provided that, in the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (f) of Section 6.01 hereof, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (f) of Section 6.01 hereof have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default with respect to such series, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

        Section 6.03. Other Remedies. If an Event of Default occurs and is continuing with respect to a series of Notes, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes of such series or to enforce the performance of any provision of the Notes of such series or this Indenture.

        The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

        Section 6.04. Waiver of Past Defaults. Holders of not less than a majority in aggregate principal amount of the Notes of a series then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes of such series waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes of such series (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount of the Notes of a series then outstanding may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

        Section 6.05. Control by Majority. Holders of a majority in principal amount of the Notes of a series then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Notes of such series. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

        Section 6.06. Limitation on Suits. A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

        (a)   the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

        (b)   the Holders of at least 25% in principal amount of the Notes of such series then outstanding make a written request to the Trustee to pursue the remedy;

        (c)   such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

        (d)   the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

        (e)   during such 60-day period the Holders of a majority in principal amount of the Notes of such series then outstanding do not give the Trustee a direction inconsistent with the request.

        A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

        Section 6.07. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note then outstanding to receive payment of principal, premium, if any, and interest on such Note, on or after the respective due dates expressed in such Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

        Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing with respect to Notes of either series, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of the aggregate principal amount of, premium, if any, and interest remaining unpaid on the Notes of such series then outstanding and interest, if any, on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

        Section 6.09. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes of a series then outstanding allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes of a series then outstanding), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes of a series then outstanding or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

        Section 6.10. Priorities. If the Trustee collects any money pursuant to this Article 6 (including upon realization of any Lien on the Collateral), it shall pay out the money in the following order:

          First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

          Second:  to Holders of Notes of the series in respect of which such money was collected for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

          Third:  to the Company or to such party as a court of competent jurisdiction shall direct.

        The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

        Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount at maturity of the then outstanding Notes.

ARTICLE 7.
TRUSTEE

        Section 7.01. Duties of Trustee.  (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        (b)   Except during the continuance of an Event of Default:

          (i)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

          (ii)   in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

        (c)   The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

          (i)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

          (ii)   the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

          (iii)  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

        (d)   Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e) and (f) of this Section 7.01 and Section 7.02 hereof.

        (e)   No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

        (f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

        Section 7.02. Rights of Trustee.  (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

        (b)   Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

        (c)   The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

        (d)   The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

        (e)   Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

        (f)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

        (g)   Except with respect to Section 4.01 hereof, the Trustee shall have no duty to inquire as to the performance of the Company's covenants in Article 4 hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.01(a), 6.01(b) and 4.01 or (ii) any Default or Event of Default of which the Trustee shall have received written notification or obtained actual knowledge.

        (h)   The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney.

        Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

        Section 7.04. Trustee's Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company's use of the proceeds from the Notes or any money paid to the Company or upon the Company's direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

        Section 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing with respect to the Notes of any series and if it is known to the Trustee, the Trustee shall mail to Holders of such series of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note of a series then outstanding, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

        Section 7.06. Reports by Trustee to Holders of the Notes. Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA §313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA §313(c).

        A copy of each report at the time of its mailing to the Holders of such Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which such Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

        Section 7.07. Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

        The Company and the Guarantors shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company or the Guarantors of their obligations hereunder. The Company and the Guarantors shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. Neither the Company nor the Guarantors need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

        The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

        To secure the Company's payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

        When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(h) or (i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

        The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

        Section 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section.

        The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

        (a)   the Trustee fails to comply with Section 7.10 hereof;

        (b)   the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

        (c)   a Custodian or public officer takes charge of the Trustee or its property; or

        (d)   the Trustee becomes incapable of acting.

        If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes of a series then outstanding may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

        If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

        If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

        A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

        Section 7.09. Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

        Section 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

        This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

        Section 7.11. Preferential Collection of Claims Against Company. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

        Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers' Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes of any series and the Note Guarantees, this Indenture and the Security Documents with respect thereto upon compliance with the conditions set forth below in this Article 8.

        Section 8.02. Legal Defeasance and Discharge. Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) of a series and this Indenture on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of a series (including the Note Guarantees) and this Indenture, which shall thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees, this Indenture and the Security Documents with respect thereto (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

        (a)   the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below,

        (b)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

        (c)   the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith, and

        (d)   the Legal Defeasance provisions of this Indenture.

        Section 8.03. Covenant Defeasance. Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16 and 4.17 hereof and clauses (c) and (d) of Section 5.01 hereof, the Note Guarantees and the Security Documents with respect to the outstanding Notes of a series on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, "Covenant Defeasance"), and the Notes of such series shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Note Guarantees of a series, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees shall be unaffected thereby. In addition, upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) through 6.01(g) and 6.01(j) and (k) hereof shall not constitute Events of Default.

        Section 8.04. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes of any series:

        In order to exercise either Legal Defeasance or Covenant Defeasance,

        (a)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes of such series, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and additional interest, if any, on the outstanding Notes of such series on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

        (b)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the Date of Issuance, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (c)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (d)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

        (e)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

        (f)    the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

        (g)   the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

        (h)   the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        Section 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the "Trustee") pursuant to Section 8.04 hereof in respect of the outstanding Notes of any series shall be held in trust and applied by the Trustee, in accordance with the provisions of such

Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of the Notes of such series of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money need not be segregated from other funds except to the extent required by law.

        The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes of such series.

        Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

        Section 8.06. Repayment to Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or additional interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustees thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

        Section 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's and the Guarantors' obligations under this Indenture and the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or additional interest, if any, on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of Notes of such series to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER

        Section 9.01. Without Consent of Holders of Notes. Notwithstanding Section 9.02 of this Indenture, with respect to each series of Notes, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Note Guarantees, the Security Documents or the Notes without the consent of any Holder of a Note of such series:

        (a)   to cure any ambiguity, defect or inconsistency;

        (b)   to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

        (c)   to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

        (d)   to provide for the assumption of the Company's or a Guarantor's obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 or Article 12 hereof;

        (e)   to make any change that would provide any additional rights or benefits to the Holders of the Notes of such series or that does not materially adversely affect the legal rights hereunder of any Holder of the Note of such series;

        (f)    to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

        (g)   to provide for Guarantees of the Notes of such series;

        (h)   to add any additional assets as Collateral;

        (i)    to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of this Indenture;

        (j)    to release Collateral from the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents or this Indenture; or

        (k)   to reflect any waiver or termination of any right arising under Article 10 hereof that otherwise would be enforceable by any holder of a Parity Lien Obligation or Parity Lien, if such waiver or termination is set forth or provided in the indenture or agreement governing or giving rise to such Parity Lien Obligation or Parity Lien; provided, that no such waiver or amendment pursuant to this clause (j) shall adversely affect the rights of Holders of Notes of each series; or

        (l)    to conform the text of this Indenture, the Note Guarantees, the Security Documents or the Notes of either series to any provision contained in the Offering Circular under the Section "Description of the Notes."

        Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

        Section 9.02. With Consent of Holders of Notes. Except as provided below in this Section 9.02, with respect to each series of Notes, the Company, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.14 hereof), the Note Guarantees, the Security Documents, and the Notes of such series with the consent of the Holders of at least a majority in principal amount of such series of Notes (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, such series of Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes of such series (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Notwithstanding the foregoing, any amendment to or waiver of Sections 4.10 and 4.14 hereof will require the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes of such series then outstanding if such amendment would materially adversely affect the rights of Holders of Notes.

        With respect to each series of Notes, without the consent of the Holders of at least two-thirds in aggregate principal amount of such series of Notes then outstanding, no amendment may release from the Lien of this Indenture or such Notes and the Security Documents all or substantially all of the Collateral with respect to such Notes otherwise then in accordance with the terms of such Security Documents and this Indenture.

        Section 2.08 hereof shall determine which Notes of such series are considered to be "outstanding" for purposes of this Section 9.02.

        Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

        It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

        After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes of such series affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes of any series then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes of such series. However, with respect to each series of Notes, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any such Notes held by a non-consenting Holder):

        (a)   reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver,

        (b)   reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than Sections 4.10 and 4.14 hereof),

        (c)   reduce the rate of or extend the time for payment of interest on any Note,

        (d)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

        (e)   make any Note payable in money other than that stated in the Notes,

        (f)    make any change in the provisions of this Indenture relating to waivers of past Defaults,

        (g)   waive a redemption payment with respect to any Note (other than Sections 4.10 and 4.14 hereof), or

        (h)   make any change in the foregoing amendment and waiver provisions.

        Section 9.03. Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

        Section 9.04. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

        Section 9.05. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note of such series, as applicable, thereafter authenticated. The Company in exchange for all Notes of such series may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes of such series that reflect the amendment, supplement or waiver.

        Failure to make the appropriate notation or issue a new Note of such series shall not affect the validity and effect of such amendment, supplement or waiver.

        Section 9.06. Trustee to Sign Amendments, Etc. The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officer's Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

        Notwithstanding anything to the contrary contained in this Article 9, the Company may amend (i) the Security Agreements referred to in clauses (i) and (ii) of the definition thereof and any other Security Document to which the Collateral Agent is not a party and (ii) any other Security Document (in the case of this clause (ii), to the extent contemplated by the Intercreditor Agreement) without the consent of the Collateral Agent, the Trustee or any Holder.

ARTICLE 10.
RANKING OF NOTE LIENS

        Section 10.01. Agreement for the Benefit of Holders of First Priority Liens and Parity Liens. The Trustee and the Collateral Agent agree, and each Holder of Notes by accepting a Note agrees, that:

        (a)   the Liens securing the Note Obligations (and, to the extent the Trustee, the Collateral Agent or any Holder of Notes has an interest therein, the Parity Liens) (the "Second Priority Liens") upon any and all Collateral are, to the extent and in the manner provided in the Intercreditor Agreement, subordinate in ranking to all present and future First Priority Liens; and

        (b)   the Second Priority Liens upon any and all Collateral will be of equal ranking with all present and future Parity Liens, and that such agreements as to the ranking of the Second Priority Liens:

          (i)    are enforceable by the holders of First Priority Liens, for the benefit of the holders of First Priority Lien Obligations secured thereby, and will be enforceable by the holders of Parity Liens, for the benefit of the holders of Parity Lien Obligations secured thereby;

          (ii)   will remain enforceable by the holders of First Priority Liens until the Discharge of Lender Claims (as defined in the Intercreditor Agreement) and the payment in full in cash of all other First Priority Lien Obligations outstanding at the time of the Discharge of Lender Claims; and

          (iii)  will remain enforceable by the holders of Parity Liens until the Discharge of Parity Lien Debt.

        (c)   without the necessity of any consent of or notice to the Trustee or any Holder of Note Obligations, the Company, its Restricted Subsidiaries and the Administrative Agent under the Credit Agreement may amend, modify, supplement or terminate any Security Document, subject to the limitations set forth in the Intercreditor Agreement; provided, that the Trustee shall be given notice within 30 Business Days of any such amendment, modification, supplement or termination;

        (d)   as among the Trustee and the holders of Note Obligations and the holders of the First Priority Lien Obligations, the holders or the First Priority Lien Obligations and the Administrative Agent (as defined in the agreements referred to in clauses (i) and (ii) of the definition of Security Agreements) will have the sole ability to control and obtain remedies with respect to all Collateral without the necessity of any consent of or notice to the Trustee or any such holder, as set forth in more detail in the Intercreditor Agreement;

        (e)   any or all Liens as set forth in, and granted under the Security Documents for the benefit of the Holders will be automatically released, without the necessity of any consent of the Trustee or any Holders, upon a release of the First Priority Liens on such Collateral or upon payment in full of the First Priority Lien Obligation, subject to the exceptions set forth in Section 5.1 of the Intercreditor Agreement;

        (f)    without the necessity of any consent of or notice to the Trustee, the Collateral Agent or any holder of Note Obligations, the Company may, on behalf of itself or any of its Restricted Subsidiaries, request and instruct the Administrative Agent or the Collateral Agent to, on behalf of each secured party under the Security Documents, (A) execute and deliver to the Company, for the benefit of any Person, such release documents as the Company may reasonably request evidencing any such release of any Lien and such Person shall be entitled to rely conclusively on such release document, and (B) deliver any assets in which any Lien is so released that are in the possession of the Administrative Agent to the Company; and

        (g)   the Note Documents are subject to the Intercreditor Agreement.

Prior to the issuance of any Parity Lien Debt, the Company shall deliver an Officers' Certificate stating that:

          (i)    the Company or the applicable Guarantor intends to incur, on a date stated therein, Pari Passu Indebtedness that will constitute Parity Lien Debt; and

          (ii)   no Default or Event of Default exists on the date of such Officers' Certificate or will exist after giving to the incurrence of such Pari Passu Indebtedness.

        Section 10.02. Notes, Note Guarantees and other Note Obligations not Subordinated. The provisions of this Article 10 are intended solely to set forth the relative ranking, as Liens, of the Second Priority Liens (and, to the extent the Trustee, the Collateral Agent or any Holder of Notes has an interest therein, the Parity Liens) as against the First Priority Liens. The Notes and Note Guarantees are senior non-subordinated obligations of the Company and Guarantors. Neither the Notes, the Note Guarantees and other Note Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof (other than the exercise of rights and remedies of a secured party, which are subject to the Intercreditor Agreement) are intended to be, or will ever be by reason of the provisions of this Article 10, in any respect subordinated, deferred, postponed, restricted or prejudiced.

        Section 10.03. Relative Rights. The Intercreditor Agreement defines the relative rights, as lienholders, of holders of Second Priority Liens and holders of First Priority Liens and Parity Liens. Nothing in this Indenture or the Intercreditor Agreement will:

        (a)   impair, as between the Company and Holders of each series of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest on such series of Notes in accordance with their terms or to perform any other obligation of the Company or any other Obligor under the Note Documents;

        (b)   restrict the right of any Holder of Notes to sue for payments that are then due and owing;

        (c)   prevent the Trustee, the Collateral Agent or any Holder of Notes from exercising against the Company or any other obligor any of its other available remedies upon a Default or Event of Default (other than its rights as a secured party, which are subject to the Intercreditor Agreement); or

        (d)   restrict the right of the Trustee, the Collateral Agent or any Holder of Notes:

          (i)    to file and prosecute a petition seeking an order for relief in an involuntary bankruptcy case as to any Obligor or otherwise to commence, or seek relief commencing, any insolvency or liquidation Proceeding involuntarily against any Obligor;

          (ii)   to make, support or oppose any request for an order for dismissal, abstention or conversion in any insolvency or liquidation proceeding;

          (iii)  to make, support or oppose, in any insolvency or liquidation proceeding, any request for an order extending or terminating any period during which the debtor (or any other Person) has the exclusive right to propose a plan of reorganization or other dispositive restructuring or liquidation plan therein;

          (iv)  to seek the creation of, or appointment to, any official committee representing creditors (or certain of the creditors) in any insolvency or liquidation proceedings and, if appointed, to serve and act as a member of such committee without being in any respect restricted or bound by, or liable for, any of the obligations under this Article 10;

          (v)   to seek or object to the appointment of any professional person to serve in any capacity in any insolvency or liquidation proceeding or to support or object to any request for compensation made by any professional person or others therein;

          (vi)  to make, support or oppose any request for order appointing a trustee or examiner in any insolvency or liquidation proceedings; or

          (vii) otherwise to make, support or oppose any request for relief in any insolvency or liquidation proceeding that it is permitted by law to make, support or oppose:

            (x)   if it were a holder of unsecured claims; or

            (y)   as to any matter relating to any plan of reorganization or other restructuring or liquidation plan or as to any matter relating to the administration of the estate or the disposition of the case or proceeding

    (except as set forth in the Intercreditor Agreement).

ARTICLE 11.
COLLATERAL AND SECURITY

        Section 11.01. Security Documents. The payment of the principal of and interest and premium, if any, on the Notes of each series when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by any Guarantor pursuant to its Note Guarantees, the payment of all other Note Obligations and the performance of all other obligations of the Company and the Guarantors under the Note Documents are secured as provided in the Security Documents which the Company and the Guarantors have entered into simultaneously with the execution of this Indenture (other than the Security Agreements referred to in clauses (i) and (ii) of the definition thereof) and will be secured by Security Documents hereafter delivered as required or permitted by this Indenture.

        Section 11.02. Collateral Agent.

        (a)   The Collateral Agent is authorized and empowered to appoint one or more co-Collateral Agents as it deems necessary or appropriate.

        (b)   Subject to Section 7.01, neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Second Priority Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Second Priority Liens or Security Documents or any delay in doing so.

        (c)   The Collateral Agent will be subject to such directions as may be given it by the Trustee from time to time (as required or permitted by this Indenture) and any other representatives of Parity Lien Obligations. Except as directed by the Trustee as required or permitted by this Indenture and any other representatives, the Collateral Agent will not be obligated:

          (i)    to act upon directions purported to be delivered to it by any other Person;

          (ii)   to foreclose upon or otherwise enforce any Second Priority Lien; or

          (iii)  to take any other action whatsoever with regard to any or all of the Second Priority Liens, Security Documents or Collateral.

        (d)   The Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the Second Priority Liens or Security Documents.

        (e)   In acting as Collateral Agent or Co-Collateral Agent, the Collateral Agent and each Co-Collateral Agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article 7 hereof.

        (f)    At all times when the Trustee is not itself the Collateral Agent, the Company will deliver to the Trustee copies of all Security Documents delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Security Documents.

        Section 11.03. Authorization of Actions to Be Taken.

        (a)   Each Holder of Notes of each such series, by its acceptance thereof, consents and agrees to the terms of each Document and the Intercreditor Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and the Collateral Agent to enter into the Security Documents to which it is a party, authorizes and empowers the Trustee to direct the Collateral Agent to enter into, and the Collateral Agent to execute and deliver, the Intercreditor Agreement, and authorizes and empowers the Trustee and the Collateral Agent to bind the Holders of Notes of each such series and other holders of Note Obligations as set forth in the Security Documents to which it is a party and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

        (b)   The Collateral Agent and the Trustee are authorized and empowered to receive for the benefit of the Holders of Notes of each series any funds collected or distributed under the Security Documents to which the Collateral Agent or Trustee is a party and to make further distributions of such funds to the Holders of Notes of each series according to the provisions of this Indenture.

        (c)   Subject to the provisions of Section 7.01, Section 7.02, Article 10 and the Intercreditor Agreement, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

          (i)    foreclose upon or otherwise enforce any or all of the Second Priority Liens;

          (ii)   enforce any of the terms of the Security Documents to which the Collateral Agent or Trustee is a party; or

          (iii)  collect and receive payment of any and all Note Obligations.

Subject to the Intercreditor Agreement, the Trustee is authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Second Priority Liens or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders of Notes of such series in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders of Notes, the Trustee or the Collateral Agent.

        Section 11.04. Release of Note Liens.

        (a)   The Second Priority Liens will be released, with respect to any series of Notes

          (i)    in accordance with Section 5.1 of the Intercreditor Agreement:

          (ii)   in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes of such series and payment in full of all other Note Obligations that are due and payable at or prior to the time such principal, accrued and unpaid interest and premium, if any, are paid;

          (iii)  in whole, upon satisfaction and discharge of this Indenture with respect to such series pursuant to Section 13.01;

          (iv)  in whole, upon a legal defeasance or covenant defeasance with respect to such series pursuant to Article 8; or

          (v)   in part, as to any property constituting Collateral that (a) is sold or otherwise disposed of by the Company or one of its Restricted Subsidiaries to any Person other than the Company or a Guarantor in a transaction permitted by this Indenture, at the time of such sale or disposition, to the extent of the interest sold or disposed of, (b) is to be released, in whole or in part, pursuant to Section 5.1 of the Intercreditor Agreement, (c) is owned or at any time acquired by a Restricted Subsidiary that has been released from its Note Guarantee, concurrently with the release of such Note Guarantee, or (d) consists of securities of an Affiliate of the Company to be released as contemplated by Section 4.17(b).

        (b)   Upon delivery to the Trustee of an Officers' Certificate requesting execution of an instrument confirming the release of the Second Priority Liens pursuant to Section 11.04(a), accompanied by:

          (i)    an Opinion of Counsel confirming that such release is permitted by Section 11.04(a);

          (ii)   all instruments requested by the Company to effectuate or confirm such release; and

          (iii)  such other certificates and documents as the Trustee or Collateral Agent may reasonably request to confirm the matters set forth in Section 11.04(a),

the Trustee will, if such instruments and confirmation are reasonably satisfactory to the Trustee and Collateral Agent, instruct the Collateral Agent to execute and deliver, and the Collateral Agent will promptly execute and deliver, such instruments.

        (c)   All instruments effectuating or confirming any release of any Second Priority Liens will have the effect solely of releasing such Second Priority Liens as to the Collateral described therein, on customary terms and without any recourse, representation, warranty or liability whatsoever.

        (d)   The Company will bear and pay all costs and expenses associated with any release of Second Priority Liens pursuant to this Section 11.04, including all reasonable fees and disbursements of any attorneys or representatives acting for the Trustee or for the Collateral Agent.

        Section 11.05. Filing, Recording and Opinions.

        (a)   The Company will comply with the provisions of TIA §314(b) and 314(d), in each case following qualification of this Indenture pursuant to the TIA and except to the extent not required as set forth in any Commission regulation or interpretation (including any no-action letter issued by the Staff of the Commission, whether issued to the Company or any other Person). Following such qualification, to the extent the Company is required to furnish to the Trustee an Opinion of Counsel pursuant to TIA §314(b)(2), the Company will furnish such opinion not more than 60 but not less than 30 days prior to each August 18.

        Any release of Collateral permitted by Section 11.04 hereof will be deemed not to impair the Liens under the Indenture and the Security Documents in contravention thereof and any person that is required to deliver an Officer's Certificate or Opinion of Counsel pursuant to Section 314(d) of the TIA, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee may, to the extent permitted by Section 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and Opinion of Counsel.

        (b)   If any Collateral is released in accordance with this Indenture or any Security Document at a time when the Trustee is not itself also the Collateral Agent and if the Company has delivered the certificates and documents required by the Security Documents and Section 11.04, the Trustee will determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to

Section 11.04, will, upon request, deliver a certificate to the Collateral Agent setting forth such determination.

ARTICLE 12.
NOTE GUARANTEES

        Section 12.01. Guarantee.  (a) Subject to this Article 12, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

          (i)    the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

          (ii)   in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

        Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

        (b)   The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

        (c)   If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

        (d)   Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

        Section 12.02. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

        Section 12.03. Execution and Delivery of Note Guarantee. To evidence its Note Guarantee set forth in Section 12.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by one Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

        Each Guarantor hereby agrees that its Note Guarantee set forth in Section 12.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

        If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

        The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

        In the event that the Company creates or acquires any Restricted Subsidiary after the Date of Issuance, if required by Section 4.16 hereof, the Company will cause such Restricted Subsidiary to comply with the provisions of Section 4.16 hereof and this Article 12, to the extent applicable.

        Section 12.04. Guarantors May Consolidate, etc., on Certain Terms. Except as otherwise provided in Section 12.05, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

        (a)   immediately after giving effect to such transaction, no Default or Event of Default exists; and

        (b)   subject to Section 12.05 hereof, the Person formed by or surviving any such consolidation or merger unconditionally assumes all the Obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, this Indenture, the Note Guarantee, the Security Documents and the Registration Rights Agreement on the terms set forth herein or therein.

        In case of any such consolidation or merger and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

        Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor or any other Person, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor or any other Person.

        Section 12.05. Releases Following Sale of Assets. In the event of (1) the legal or covenant defeasance of the Notes as covenant defeasance pursuant to Article 8 or the discharge of this Indenture pursuant to Article 13 with respect to any Notes, (2) any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, (3) a sale or other disposition of all of the Capital Stock of any Guarantor, or (4) designation of a Guarantor as an Unrestricted Subsidiary in accordance with this Indenture, the Guarantor or Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that, in the case of clauses (2) and (3), the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof. Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that such Guarantor is permitted to be released from its Guarantee in accordance with the provisions of this Indenture, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

        Any Guarantor not released from its obligations under its Note Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 12.

ARTICLE 13.
SATISFACTION AND DISCHARGE

        Section 13.01. Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all outstanding Notes issued hereunder and all Security Interests in the Collateral created by the Security Documents in favor of the Trustee and the Holders of Notes will be released, when: (a) either: (i) all Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or (ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be and (b) the Company has paid or caused to be paid all sums payable by it under this Indenture.

        In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (i) of clause (a) of this Section, the provisions of Section 13.02 and Section 8.06 will survive. In addition, nothing in this Section 13.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

        Section 13.02. Application of Trust Money. Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 13.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

        If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's and any Guarantor's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14.
MISCELLANEOUS

        Section 14.01.    Trust Indenture Act Controls.    If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

        Section 14.02.    Notices.    Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others' address.

        If to the Company or any Guarantor:

    Advanstar Communications Inc.
    545 Boylston Street
    9th Floor
    Boston, Massachusetts 02116
    Telecopier No.: (617) 267-6900
    Attention: General Counsel

        With a copy to:

    Davis Polk & Wardwell
    450 Lexington Avenue
    New York, New York 10017
    Telecopier No.: (212) 450-3800
    Attention: Michael Kaplan, Esq.

        If to the Trustee:

    Wells Fargo Bank Minnesota, N.A.
    Sixth & Marquette N9303-110
    Minneapolis, MN 55479
    Telecopier No.: (612) 667-2160
    Attention: Corporate Trust Services—Advanstar Communications Inc.

        The Company, any Guarantor or the Trustee, by notice to the other may designate additional or different addresses for subsequent notices or communications.

        All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

        Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

        If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

        If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

        Section 14.03.    Communication by Holders of Notes with Other Holders of Notes.    Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

        Section 14.04.    Certificate and Opinion as to Conditions Precedent.    Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

        (a)   an Officers' Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

        (b)   an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

        Section 14.05.    Statements Required in Certificate or Opinion.    Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

        (a)   a statement that the Person making such certificate or opinion has read such covenant or condition;

        (b)   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

        (c)   a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

        (d)   a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

        Section 14.06.    Rules by Trustee and Agents.    The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

        Section 14.07.    No Personal Liability of Directors, Officers, Employees and Stockholders.    No member, director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company and the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

        Section 14.08.    Governing Law.    THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        Section 14.09.    No Adverse Interpretation of Other Agreements.    This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

        Section 14.10.    Successors.    All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 12.05.

        Section 14.11    Severability.    In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 14.12    Counterpart Originals.    The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        Section 14.13    Table of Contents, Headings, Etc.    The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of August 18, 2003

ADVANSTAR COMMUNICATIONS INC.
By:
/s/ DAVID W. MONTGOMERY Name: David W. Montgomery Title: VP-Finance, CFO & Secretary
GUARANTORS: MEN'S APPAREL GUILD IN CALIFORNIA, INC.
By:
/s/ DAVID W. MONTGOMERY Name: David W. Montgomery Title: VP-Finance, CFO & Secretary
APPLIED BUSINESS TELECOMMUNICATIONS
By:
/s/ DAVID W. MONTGOMERY Name: David W. Montgomery Title: VP-Finance, CFO & Secretary
WELLS FARGO BANK MINNESOTA, N.A., as trustee
By:
/s/ MICHAEL T. LECHNER Name: Michael T. Lechner Title: Assistant Vice President

EXHIBIT A-1

(Face of Global Note)

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture.]

[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture.]

CUSIP/CINS

Second Priority Senior Secured Floating Rate Notes due 2008
No. $

ADVANSTAR COMMUNICATIONS INC.

promises to pay to                         , or registered assigns, the principal sum of                          Dollars at the time set forth on the reverse hereof.

Interest Payment Dates:	February 15, May 15, August 15 and November 15, beginning with November 15, 2003
Record Dates:	February 1, May 1, August 1 and November 1, beginning with November 1, 2003
Dated:
Advanstar Communications Inc.
By:
Name: Title:
Certificate of Authentication
This is one of the Global Notes referred to in the within-mentioned Indenture:
, as Trustee
By:
Name:

A-1-1

(Back of Note)

Second Priority Senior Secured Floating Rate Notes due 2008

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

        1.    Interest.    Advanstar Communications Inc., a New York corporation (the "Company"), promises to pay interest on the principal amount of this Note at a rate equal to the Applicable Eurodollar Rate (as defined in the Indenture) in effect from time to time per annum from August 18, 2003 until maturity. The Company will pay interest quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Date of Issuance; provided that if there is no existing Default in the payment interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided further that the first Interest Payment Date shall be November 15, 2003. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at a rate that is 1.0% per annum in excess of the applicable interest rate then in effect, to the extent lawful, and shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest payable on the first Interest Payment Date with respect to the period ending on such day shall be payable at a rate equal to 8.64% per annum. On each Interest Payment Date, beginning November 15, 2003, the Company shall also pay a portion of the principal of the Notes equal to 0.25% of the original principal amount of the Notes, and the Company shall pay the remainder of the principal of the Notes on August 15, 2008.

        2.    Method of Payment.    The Company shall pay principal and interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 1, May 1, August 1 or November 1 immediately preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office of the Registrar and Paying Agent. Holders of Notes must surrender their Notes to the Paying Agent to collect principal payments, and the Company may pay principal and interest by check and may mail checks to a Holder's registered address; provided that all payments with respect to Global Notes and Definitive Notes, the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        3.    Registrar and Paying Agent.    Initially, the Trustee under the Indenture will act as Registrar and Paying Agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

        4.    Indenture.    The Company issued the Floating Rate Notes (the "Notes") under an Indenture dated as of August 18, 2003 ("Indenture"), between the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the "Act"). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are

A-1-2

secured obligations of the Company as evidenced by certain Security Documents referred to in the Indenture and are initially limited to $130,000,000 in aggregate principal amount. Additional Notes may be issued pursuant to the Indenture and will be part of the same series as the Initial Notes.

        5.    Optional Redemption.

        (a)   Except as set forth below, the Notes will not be redeemable at the option of the Company prior to February 15, 2006. On and after such date, the Notes will be redeemable, at the Company's option, in whole or in part, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest up to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to Holders of record on the relevant record date. If redeemed during the period set forth below:

Period	Redemption Price
February 15, 2006 through August 14, 2006	103.000%
August 15, 2006 and thereafter	100.000%

        (b)   In addition, at any time and from time to time prior to February 15, 2006, the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes (without regard to the reduction of the aggregate principal amount of the Notes outstanding due to any scheduled principal payments) with the proceeds of one or more Equity Offerings received by, or invested in, the Company so long as there is a Public Market (as defined in the Indenture) at the time of such redemption, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Eurodollar Rate then in effect multiplied by the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original principal amount of the Notes must remain outstanding after each such redemption; provided further, that each such redemption occurs within 90 days of the date of closing of such Equity Offering.

        (c)   At any time on or prior to February 15, 2006, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control (as defined in the Indenture), upon not less than 30 nor more than 60 days prior notice (but in no event more than 30 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Eurodollar Rate multiplied by the principal amount thereof then in effect, plus accrued and unpaid interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        (d)   Any redemption pursuant to this subparagraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

        6.    Mandatory Redemption.    The Company is not required to make mandatory redemption of, or sinking fund payments with respect to, the Notes.

        7.    Repurchase at Option of Holder.

        (a)   Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 principal amount or an integral multiple thereof) of such Holder's Notes pursuant to the offer described in Section 4.14 of the Indenture (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of repurchase

A-1-3

(the "Change of Control Payment"). Within 60 days following any Change of Control, the Company will (if it has not previously mailed a notice of redemption in connection with such Change of Control to the Holders of the Notes), or will cause the Trustee to, mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date") pursuant to the procedures required by the Indenture and described in such notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Note or the Indenture relating to such Change of Control Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Note or the Indenture by virtue thereof.

        (b)   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the second paragraph of Section 4.10 of the Indenture will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds is greater than $10.0 million, the Company will be required to make an offer to all Holders of notes issued under the Indenture (an "Asset Sale Offer") to purchase the maximum principal amount of notes issued under the Indenture that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes issued under the Indenture surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased as set forth under Sections 3.02 and 3.03 of the Indenture. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an offer to purchase may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Note or the Indenture relating to such Asset Sale Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Note or the Indenture by virtue thereof.

        8.    Notice of Redemption.    Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notes and portions of Notes selected shall be in amounts of $1,000 principal amount or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding principal amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. On and after the redemption date interest shall cease to accrue on Notes or portions thereof called for redemption.

        9.    Denominations, Transfer, Exchange.    The Notes are in registered form without coupons in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not issue exchange or register

A-1-4

the transfer of any Notes or portion of a Note selected for redemption, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period beginning at the opening of business 15 days before the day of any selection of Notes to be redeemed and ending at the close of business on the day of selection or between a record date and the corresponding Interest Payment Date.

        10.    Persons Deemed Owners.    The registered Holder of a Note may be treated as its owner for all purposes.

        11.    Amendment, Supplement and Waiver.    (a) Subject to certain exceptions, the Indenture, the Note Guarantees, the Security Documents and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of any Holder of a Note, the Indenture with respect to such series of Notes, the Note Guarantees, the Security Documents or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 of the Indenture (including the related definitions) in a manner that does not materially adversely affect the Holder; to provide for the issuance of Additional Notes under the Indenture in accordance with the limitations set forth in the Indenture as of the Date of Issuance; to provide for the assumption of the Company's or a Guarantor's obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 or Article 12 of the Indenture; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holders; to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; to provide for Guarantees of the Notes; to add any additional assets as Collateral; to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of the Indenture; to release Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture; to reflect any waiver or termination of any right arising under Article 10 of the Indenture that otherwise would be enforceable by any holder of a Parity Lien Obligation or Parity Lien, if such waiver or termination is set forth or provided in the indenture or agreement governing or giving rise to such Parity Lien Obligation or Parity Lien, provided, that no such waiver or amendment shall adversely affect the rights of Holders of Notes of each series; or to conform the text of the Indenture, the Note Guarantees, the Security Documents or the Notes to any provision contained in the Offering Circular under the section "Description of Notes".

          (b)   With respect to the Notes, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment may release from the Lien of the Indenture or the Notes and the Security Documents all or substantially all of the Collateral with respect to the Notes otherwise then in accordance with the terms of such Security Documents and the Indenture.

        Notwithstanding anything to the contrary contained in this paragraph 11, the Company may amend (i) the Security Agreements referred to in clauses (i) and (ii) of the definition thereof and any other Security Document to which the Collateral Agent is not a party and (ii) any other Security Document (in the case of this clause (ii), to the extent contemplated by the Intercreditor Agreement) without the consent of the Collateral Agent, the Trustee or any Holder.

A-1-5

        12.    Acceleration.    If any Event of Default specified in the Indenture (other than certain events of bankruptcy or insolvency events of default specified in the Indenture) occurs and is continuing, the Holders of at least 25% in principal amount of the then outstanding Notes may direct the Trustee to declare the aggregate principal amount of all the Notes, together with all accrued and unpaid interest, to be due and payable immediately. Upon any such declaration, the aggregate principal amount of all the Notes, together with all accrued and unpaid interest, shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default arising from certain events of bankruptcy or insolvency occurs with respect to the Company, the aggregate principal amount and all accrued and unpaid interest on all outstanding notes of each series issued under the Indenture, shall be due and payable immediately without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders of the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or Premium, if any, that has become due solely because of the acceleration) have been cured or waived; provided that, in the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (f) of Section 6.01 of the Indenture, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (f) of Section 6.01 of the Indenture have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

        13.    Lien Subordination and Sharing:    These Notes, the Note Guarantees and the other Note Obligations are secured by Second Priority Liens upon the Collateral pursuant to certain Security Documents. The Second Priority Liens upon any and all Collateral are, to the extent and in the manner provided in the Intercreditor Agreement, subordinate in ranking to all present and future First Priority Liens and will be of equal ranking with all present and future Parity Liens as set forth in Article 10 of the Indenture and the Intercreditor Agreement.

        14.    Trustee Dealings with Company.    The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

        15.    No Recourse Against Others.    A director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall not have any liability for any obligations of the Company and the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

        16.    Authentication.    This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

        17.    Abbreviations.    Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        18.    Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.    In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights

A-1-6

Agreement dated as of August 18, 2003, between the Company and the parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes, will have the rights set forth in one or more registration rights agreements, if any, by and among the Company, the Guarantors, and the other parties thereto, relating to rights given by the Company and the Guarantors to the purchasers of any Additional Notes (collectively, the "Registration Rights Agreement").

        19.    CUSIP Numbers.    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

        The Company or Trustee will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

  Advanstar Communications Inc.
  545 Boylston Street
  9th Floor
  Boston, Massachusetts 02116
  Telecopier No.: (617) 267-6900
  Attention: General Counsel

  Wells Fargo Bank Minnesota, N.A.
  MAC N9303-110
  6th and Marquette Avenue
  Minneapolis, MN 55479
  Telecopier No. (612) 667-2160
  Attention: Michael T. Lechner

A-1-7

Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)
and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date:	Your Signature:
(Sign exactly as your name appears on the Note)
Tax Identification No.:

Signature Guarantee.

A-1-8

Option of Holder to Elect Purchase

        If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the box below:

☐    Section 4.10                        ☐    Section 4.14

        If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the principal amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)
Tax Identification No.:

Signature Guarantee.

A-1-9

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE PREFERENCE(1)

        The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount At Maturity of this Global Note	Amount of increase in Principal Amount At Maturity of this Global Note	Principal Amount At Maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

(1)
This should be included only if the Note is issued in global form.

A-1-10

EXHIBIT A-2

(Face of Global Note)

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture.]

[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture.]

CUSIP/CINS
10 3/4% Second Priority Senior Secured Notes due 2010
No. $
ADVANSTAR COMMUNICATIONS INC.

promises to pay to                        , or registered assigns, the principal sum of                        Dollars on August 15, 2010.

Interest Payment Dates: May 15 and November 15, beginning with November 15, 2003, and at maturity

Record Dates: May 1 and November 1, beginning with November 1, 2003

Dated:
Advanstar Communications Inc.
By:
Name: Title:
Certificate of Authentication
This is one of the Global Notes referred to in the within-mentioned Indenture: , as Trustee
By:
Name:

A-2-1

(Back of Global Note)

10 3/4% Second Priority Senior Secured Notes due 2010

        Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

        1.    Interest.    Advanstar Communications Inc., a New York corporation (the "Company"), promises to pay interest on the principal amount of this Note at 10.750% per annum from August 18, 2003, until maturity. The Company will pay interest semi-annually, in arrears, on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an "Interest Payment Date") and at maturity. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 18, 2003; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided further that the first Interest Payment Date shall be November 15, 2003. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at a rate that is 1% per annum in excess of the applicable interest rate then in effect to the extent lawful, and shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

        2.    Method of Payment.    The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 immediately preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Interest payable at maturity will be payable to the Holder receiving the principal amount hereof. The Notes will be payable as to principal, premium, if any, and interest at the office of the Registrar and Paying Agent. Holders of Notes must surrender their Notes to the Paying Agent to collect principal payments, and the Company may pay principal and interest by check and may mail checks to a Holder's registered address; provided that all payments with respect to Global Notes and Definitive Notes, the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        3.    Registrar and Paying Agent.    Initially, the Trustee under the Indenture will act as Registrar and Paying Agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

        4.    Indenture.    The Company issued the 10.75% Second Priority Senior Secured Notes (the "Notes") under an Indenture dated as of August 18, 2003 ("Indenture") between the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the "Act"). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company, as evidenced by certain Security Documents referred to in the Indenture and are initially limited to $230,000,000 in aggregate principal amount. Additional Notes may be issued pursuant to the Indenture and will be part of the same series as the Initial Notes.

A-2-2

        5.    Optional Redemption.

        (a)   Except as set forth below, the Notes will not be redeemable at the option of the Company prior to February 15, 2008. On and after such date, the Notes will be redeemable, at the Company's option, in whole or in part, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest up to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to Holders of record on the relevant record date. If redeemed during the period set forth below:

Period	Redemption Price
February 15, 2008 through August 14, 2008	105.375%
August 15, 2008 through August 14, 2009	102.688%
August 15, 2009 and thereafter	100.000%

        (b)   In addition, at any time and from time to time prior to August 15, 2006, the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Equity Offerings received by, or invested in, the Company so long as there is a Public Market (as defined in the Indenture) at the time of such redemption, at a redemption price (expressed as a percentage of principal amount) of 110.75% plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original principal amount of the Notes must remain outstanding after each such redemption; provided further, that each such redemption occurs within 90 days of the date of closing of such Equity Offering.

        (c)   At any time on or prior to February 15, 2008, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control (as defined in the Indenture) upon not less than 30 nor more than 60 days prior notice (but in no event more than 30 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined in the Indenture) as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        (d)   Any redemption pursuant to this subparagraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

        6.    Mandatory Redemption.    The Company is not required to make mandatory redemption of, or sinking fund payments with respect to the Notes.

        7.    Repurchase at Option of Holder.

        (a)   Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described in Section 4.14 of the Indenture (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, the Company will (if it has not previously mailed a notice of redemption in connection with such Change of Control to the Holders of the Notes), or will cause the Trustee to, mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures

A-2-3

required by the Indenture and described in such notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Note or the Indenture relating to such Change of Control Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Note or the Indenture by virtue thereof.

        (b)   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the second paragraph of Section 4.10 of the Indenture will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds is greater than $10.0 million, the Company will be required to make an offer to all Holders of notes issued under the Indenture (an "Asset Sale Offer") to purchase the maximum principal amount of notes issued under the Indenture that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes issued under the Indenture surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased as set forth under Sections 3.02 and 3.03 of the Indenture. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an offer to purchase may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Note or the Indenture relating to such Asset Sale Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Note or the Indenture by virtue thereof.

        8.    Notice of Redemption.    Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notes and portions of Notes selected shall be in amounts of $1,000 principal amount or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding principal amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. On and after the redemption date interest shall cease to accrue on Notes or portions thereof called for redemption.

        9.    Denominations, Transfer, Exchange.    The Notes are in registered form without coupons in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not issue, exchange or register the transfer of any Notes or portion of a Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. Also, the Company need not issue exchange or register the transfer of any Notes for a period beginning at the opening of business 15 days before the day of any selection of Notes to be redeemed and ending at the close of business on the day of selection or between a record date and the corresponding Interest Payment Date.

A-2-4

        10.    Persons Deemed Owners.    The registered Holder of a Note may be treated as its owner for all purposes.

        11.    Amendment, Supplement and Waiver.    (a) Subject to certain exceptions, the Indenture, the Note Guarantees, the Security Documents and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, or the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of any Holder of a Note, the Indenture with respect to such series of Notes, the Note Guarantees, the Security Documents or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes or to the alter the provisions of Article 2 of the Indenture (including the related definitions) in a manner that does not naturally adversely affect the Holder; to provide for the issuance of Additional Notes under the Indenture in accordance with the limitations set forth in the Indenture as of the Date of Issuance; to provide for the assumption of the Company's or a Guarantor's obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 or Article 10 of the Indenture; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holders; to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; to provide for Guarantees of the Notes; to add any additional assets as Collateral; to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of the Indenture; to release Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture; to reflect any waiver or termination of any right arising under Article 12 of the Indenture that otherwise would be enforceable by any holder of a Parity Lien Obligation or Parity Lien, if such waiver or termination is set forth or provided in the indenture or agreement governing or giving rise to such Parity Lien Obligation or Parity Lien, provided, that no such waiver or amendment shall adversely affect the rights of Holders of Notes of each series; or to conform the text of the Indenture, the Note Guarantees, the Security Documents or the Notes to any provision contained in the Offering Circular under the section "Description of Notes."

        (b)   With respect to the Notes, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment may release from the Lien of the Indenture or the Notes and the Security Documents all or substantially all of the Collateral with respect to the Notes otherwise then in accordance with the terms of such Security Documents and the Indenture.

        Notwithstanding anything to the contrary contained in this paragraph 11, the Company may amend (i) the Security Agreements referred to in clauses (i) and (ii) of the definition thereof and any other Security Document to which the Collateral Agent is not a party and (ii) any other Security Document (in the case of this clause (ii), to the extent contemplated by the Intercreditor Agreement) without the consent of the Collateral Agent, the Trustee or any Holder.

        12.    Acceleration.    If any Event of Default specified in the Indenture (other than certain bankruptcy or insolvency events of default specified in the Indenture) occurs and is continuing, the Holders of at least 25% in principal amount of the then outstanding Notes may direct the Trustee to declare the aggregate principal amount of all the Notes, together with all accrued and unpaid interest, to be due and payable immediately. Upon any such declaration, the aggregate principal amount of all the Notes, together with all accrued and unpaid interest, shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default arising from certain events of bankruptcy or

A-2-5

insolvency occurs with respect to the Company, the aggregate principal amount and all accrued and unpaid interest on all outstanding notes of each series issued under the Indenture, shall be due and payable immediately without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders of the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or Premium, if any, that has become due solely because of the acceleration) have been cured or waived; provided that, in the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (f) of Section 6.01 of the Indenture, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (f) of Section 6.01 of the Indenture have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

        13.    Lien Subordination and Sharing:    These Notes, the Note Guarantees and the other Note Obligations are secured by Second Priority Liens upon the Collateral pursuant to certain Security Documents. The Second Priority Liens upon any and all Collateral are, to the extent and in the manner provided in the Intercreditor Agreement, subordinate in ranking to all present and future First Priority Liens and will be of equal ranking with all present and future Parity Liens as set forth in Article 10 of the Indenture and the Intercreditor Agreement.

        14.    Trustee Dealings with Company.    The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

        15.    No Recourse Against Others.    A director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall not have any liability for any obligations of the Company and the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

        16.    Authentication.    This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

        17.    Abbreviations.    Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        18.    Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.    In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of August 18, 2003, between the Company and the parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes, will have the rights set forth in one or more registration rights agreements, if any, by and among the Company, the Guarantors, and the other parties thereto, relating to rights given by the Company and the Guarantors to the purchasers of any Additional Notes (collectively, the "Registration Rights Agreement").

A-2-6

        19.    CUSIP Numbers.    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

        The Company or Trustee will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

  Advanstar Communications Inc.
  545 Boylston Street
  9th Floor
  Boston, Massachusetts 02116
  Telecopier No.: (617) 267-6900
  Attention: General Counsel

  Wells Fargo Bank Minnesota, N.A.
  MAC N9303-110
  6th and Marquette Avenue
  Minneapolis, MN 55479
  Telecopier No.: (612) 667-2160
  Attention: Michael T. Lechner

A-2-7

Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date:	Your Signature:
(Sign exactly as your name appears on the Note)
Tax Identification No.:

Signature Guarantee.

A-2-8

Option of Holder to Elect Purchase

        If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the box below:

☐    Section 4.10                        ☐    Section 4.14

        If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the principal amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)
Tax Identification No.:

Signature Guarantee.

A-2-9

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE PREFERENCE

        The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount At Maturity of this Global Note	Amount of increase in Principal Amount At Maturity of this Global Note	Principal Amount At Maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

A-2-10

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Advanstar Communications Inc.
545 Boylston Street
9th Floor
Boston, Massachusetts 02116
Telecopier No.: (617) 267-6900
Attention: General Counsel

Wells Fargo Bank Minnesota, N.A.
MAC N9303-110
6th and Marquette Avenue
Minneapolis, MN 55479
Telecopier No.: (612) 667-2160
Attention:

Re:	Floating Rate Second Priority Senior Secured Notes due 2008 10.75% Second Priority Senior Secured Notes due 2010

        Reference is hereby made to the Indenture, dated as of August 18, 2003 (the "Indenture"), between and among Advanstar Communications Inc. (the "Company"), as issuer, the Guarantors (as defined in the Indenture), and Wells Fargo Bank Minnesota, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                (the "Transferor") owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                        in such Note[s] or interests (the "Transfer"), to                        (the "Transferee"), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

        [CHECK ALL THAT APPLY]

        1.     ☐    Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A.    The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a "qualified institutional buyer" within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

        2.     ☐    Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S.    The Transfer is being effected pursuant to and in accordance with Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

        3.     ☐    Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.    The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

          (a)   such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

          (b)   such Transfer is being effected to the Company or a subsidiary thereof;

or

          (c)   such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

          (d)   such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of Notes with aggregate principal amount at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Definitive Notes and in the Indenture and the Securities Act.

        4.     Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

          (a)   ☐    Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

          (b)   ☐    Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States after the expiration of the Restricted Period and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

          (c)   ☐    Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

        This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]
By:
Name: Title:
Dated:	,

ANNEX A TO CERTIFICATE OF TRANSFER

1.
The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)
a beneficial interest in the:

(i)
☐    144A Global Note (CUSIP                        ), or

(ii)
☐    Regulation S Global Note (CUSIP                        ), or

(iii)
☐    IAI Global Note (CUSIP                        ), or

(b)
a Restricted Definitive Note.

2.
After the Transfer the Transferee will hold:

[CHECK ONE]

(a)
a beneficial interest in the:

(i)
☐    144A Global Note (CUSIP                        ), or

(ii)
☐    Regulation S Global Note (CUSIP                        ), or

(iii)
☐    IAI Global Note (CUSIP                        ), or

(iv)
☐    Unrestricted Global Note (CUSIP                        ), or

(b)
a Restricted Definitive Note, or

(c)
an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Advanstar Communications Inc.
545 Boylston Street
9th Floor
Boston, Massachusetts 02116
Telecopier No.: (617) 267-6900
Attention: General Counsel

Wells Fargo Bank Minnesota, N.A.
MAC N9303-110
6th and Marquette Avenue
Minneapolis, MN 55479
Telecopier No.: (612) 667-2160
Attention:

Re:	Floating Rate Second Priority Senior Secured Notes due 2008 10.75% Second Priority Senior Secured Notes due 2010

        Reference is hereby made to the Indenture, dated as of August 18, 2003 (the "Indenture"), by and among Advanstar Communications Inc. (the "Company"), as issuer, the Guarantors (as defined in the Indenture), and Wells Fargo Bank Minnesota, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                (the "Owner") owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                        in such Note[s] or interests (the "Exchange"). In connection with the Exchange, the Owner hereby certifies that:

        1.     Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

          (a)   ☐    Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.    In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the "Securities Act"), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

          (b)   ☐    Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.    In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

          (c)   ☐    Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.    In connection with the Owner's Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

          (d)   ☐    Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.    In connection with the Owner's Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

        2.     Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

          (a)   ☐    Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.    In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner's own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

          (b)   ☐    Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.    In connection with the Exchange of the Owner's Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ "144A Global Note", ☐ "Regulation S Global Note", ☐ "IAI Global Note" with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

        This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Owner]
By:
Name: Title:
Dated:	,

EXHIBIT D

FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Advanstar Communications Inc.
545 Boylston Street
9th Floor
Boston, Massachusetts 02116
Telecopier No.: (617) 267-6900
Attention: General Counsel

Wells Fargo Bank Minnesota, N.A.
MAC N9303-110
6th and Marquette Avenue
Minneapolis, MN 55479
Telecopier No.: (612) 667-2160
Attention:

Re:	Floating Rate Second Priority Senior Secured Notes due 2008 10.75% Second Priority Senior Secured Notes due 2010

        Reference is hereby made to the Indenture, dated as of August 18, 2003 (the "Indenture"), by and among Advanstar Communications Inc. (the "Company"), as issuer, the Guarantors (as defined in the Indenture), and Wells Fargo Bank Minnesota, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

        In connection with our proposed purchase of $                        aggregate principal amount at maturity of:

  (a)
  ☐    a beneficial interest in a Global Note, or

  (b)
  ☐    a Definitive Note,

we confirm that:

          1.     We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the "Securities Act").

          2.     We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a "qualified institutional buyer" (as defined therein), (C) to an institutional "accredited investor" (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of Notes with an aggregate principal amount at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or

D-1

  (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

          3.     We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect. We further understand that any subsequent transfer by us of the Notes or beneficial interest therein acquired by us must be effected through one of the Placement Agents.

          4.     We are an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

          5.     We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional "accredited investor") as to each of which we exercise sole investment discretion.

        You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]
By:
Name: Title:
Dated:	,

D-2

EXHIBIT E

[FORM OF NOTATION OF GUARANTEE]

        For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of August 18, 2003 (the "Indenture") among Advanstar Communications Inc., (the "Company"), the Guarantors as defined in the Indenture and Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 12 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

[NAME OF GUARANTOR(S)]
By:
Name: Title:

E-1

EXHIBIT F

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

        SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of                        , 200    , among                         (the "Guaranteeing Subsidiary"), a subsidiary of Advanstar Communications Inc. (or its permitted successor), a New York corporation (the "Company"), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank Minnesota, N.A., as trustee under the indenture referred to below (the "Trustee").

W I T N E S S E T H

        WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of August 18, 2003 providing for the issuance of an aggregate principal amount of $130,000,000 of Second Priority Senior Secured Floating Rate Notes due 2008 and $230,000,000 of 10 3/4% Second Priority Senior Secured Notes due 2010 plus Additional Notes from time to time (the "Notes");

        WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Note Guarantee"); and

        WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

        1.    CAPITALIZED TERMS.    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

        2.    AGREEMENT TO GUARANTEE.    The Guaranteeing Subsidiary hereby agrees as follows:

          (a)   Along with all Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Company hereunder or thereunder, that:

              (i)  the principal of, and premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

             (ii)  in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

          (b)   The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

          (c)   The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

          (d)   This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

          (e)   If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

          (f)    The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

          (g)   As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

          (h)   The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

          (i)    Pursuant to Section 12.02 of the Indenture, after giving effect to any maximum amount and all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 12 of the Indenture, this new Note Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Note Guarantee will not constitute a fraudulent transfer or conveyance.

        3.    EXECUTION AND DELIVERY.    Each Guaranteeing Subsidiary agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

        4.    GUARANTEEING SUBSIDIARY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS.

          (a)   The Guaranteeing Subsidiary may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor unless:

              (i)  immediately after giving effect to such transaction, no Default or Event of Default exists; and

             (ii)  subject to Section 12.05 of the Indenture, the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture, the Note Guarantee, the Security Documents and the Registrations Rights Agreement on the terms set forth herein or therein.

          (b)   In case of any such consolidation or, merger and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable under the Indenture which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

          (c)   Except as set forth in Articles 4 and 5 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor or any other Person, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor or any other Person.

        5.    RELEASES.

          (a)   In the event of (1) the legal defeasance of the Notes or covenant defeasance of the Notes pursuant to Article 8 or the discharge of the Indenture pursuant to Article 13, (2) any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, (3) a sale or other disposition of all of the capital stock of any Guarantor or (4) designation of a Guarantor as an Unrestricted Subsidiary in accordance with the Indenture, the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that, in the case of clauses (2) and (3), the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including without limitation Section 4.10 of the Indenture. Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that such Guarantor is permitted to be released from its Guarantee in accordance with the provisions of the Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

          (b)   Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 12 of the Indenture.

        6.    NO RECOURSE AGAINST OTHERS.    No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

        7.    NEW YORK LAW TO GOVERN.    THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        8.    COUNTERPARTS.    The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        9.    EFFECT OF HEADINGS.    The Section headings herein are for convenience only and shall not affect the construction hereof.

        10.    THE TRUSTEE.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

        Dated:                        , 20

[GUARANTEEING SUBSIDIARY]
By:
Name: Title:
ADVANSTAR COMMUNICATIONS INC.
By:
Name: Title:
MEN'S APPAREL GUILD IN CALIFORNIA
By:
Name: Title:
APPLIED BUSINESS TELECOMMUNICATIONS
By:
Name: Title:
WELLS FARGO BANK MINNESOTA, N.A., as Trustee
By:
Authorized Signatory

QuickLinks

  Exhibit 4.2
CROSS-REFERENCE TABLE
TABLE OF CONTENTS
ARTICLE 1. DEFINITIONS AND INCORPORATION BY REFERENCE
ARTICLE 2. THE NOTES
ARTICLE 3. REDEMPTION AND PREPAYMENT
ARTICLE 4. COVENANTS
ARTICLE 5. SUCCESSORS
ARTICLE 6. DEFAULTS AND REMEDIES
ARTICLE 7. TRUSTEE
ARTICLE 8. LEGAL DEFEASANCE AND COVENANT DEFEASANCE
ARTICLE 9. AMENDMENT, SUPPLEMENT AND WAIVER
ARTICLE 10. RANKING OF NOTE LIENS
ARTICLE 11. COLLATERAL AND SECURITY
ARTICLE 12. NOTE GUARANTEES
ARTICLE 13. SATISFACTION AND DISCHARGE
SIGNATURES
  EXHIBIT A-1
Assignment Form
Option of Holder to Elect Purchase
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE PREFERENCE(1)
  EXHIBIT A-2
Assignment Form
Option of Holder to Elect Purchase
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE PREFERENCE
  EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
ANNEX A TO CERTIFICATE OF TRANSFER
  EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
  EXHIBIT D
FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
  EXHIBIT E
[FORM OF NOTATION OF GUARANTEE]
  EXHIBIT F
[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS]
W I T N E S S E T H